Exhibit 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of U.S. dollars, except per share amounts)

	Years Ended December 31,
	2020	2019	2018
Sales	$2,800	$2,923	$3,756
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	2,010	2,198	2,549
Depreciation and amortization	169	167	212
Distribution costs	344	389	475
Selling, general and administrative expenses	136	136	165
Closure costs, impairment and other related charges	53	18	121
Net gain on disposition of assets	(11)	(2)	(145)

Operating income	99	17	379
Interest expense	(34)	(31)	(47)
Non-operating pension and other postretirement benefit credits	—	47	50
Other (expense) income, net	(4)	(22)	5

Income before income taxes	61	11	387
Income tax provision	(51)	(58)	(152)

Net income (loss) including noncontrolling interest	10	(47)	235
Net income attributable to noncontrolling interest	—	—	—

Net income (loss) attributable to Resolute Forest Products Inc.	$10	$(47)	$235

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.12	$(0.51)	$2.57
Diluted	$0.12	$(0.51)	$2.52

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	86.1	91.4	91.3
Diluted	86.4	91.4	93.3

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(In millions of U.S. dollars)

	Years Ended December 31,
	2020	2019	2018
Net income (loss) including noncontrolling interest	$10	$(47)	$235
Other comprehensive loss:
Unamortized prior service costs
Change in unamortized prior service costs	(17)	(12)	(25)
Income tax benefit	—	—	1

Change in unamortized prior service costs, net of tax	(17)	(12)	(24)

Unamortized actuarial losses
Change in unamortized actuarial losses	(156)	(273)	(194)
Income tax benefit	38	55	51

Change in unamortized actuarial losses, net of tax	(118)	(218)	(143)

Foreign currency translation	—	1	(1)

Other comprehensive loss, net of tax	(135)	(229)	(168)

Comprehensive (loss) income including noncontrolling interest	(125)	(276)	67
Comprehensive loss attributable to noncontrolling interest	—	—	—

Comprehensive (loss) income attributable to Resolute Forest Products Inc.	$(125)	$(276)	$67

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(In millions of U.S. dollars, except per share amount)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$113	$3
Accounts receivable, net:
Trade	230	273
Other	48	76
Inventories, net	462	522
Other current assets	47	33

Total current assets	900	907

Fixed assets, net	1,441	1,459
Amortizable intangible assets, net	63	48
Goodwill	31	—
Deferred income tax assets	915	915
Operating lease right-of-use assets	60	61
Other assets	320	236

Total assets	$3,730	$3,626

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$369	$342
Current portion of long-term debt	2	1
Current portion of operating lease liabilities	9	8

Total current liabilities	380	351

Long-term debt, net of current portion	559	448
Pension and other postretirement benefit obligations	1,562	1,460
Operating lease liabilities, net of current portion	55	57
Other liabilities	92	75

Total liabilities	2,648	2,391

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock, $0.001 par value. 120.6 million shares issued and 80.8 million shares outstanding as of December 31, 2020; 119.5 million shares issued and 86.7 million shares outstanding as of December 31, 2019	—	—
Additional paid-in capital	3,804	3,802
Deficit	(1,235)	(1,245)
Accumulated other comprehensive loss	(1,314)	(1,179)
Treasury stock at cost, 39.8 million shares and 32.8 million shares as of December 31, 2020 and 2019, respectively	(174)	(144)

Total Resolute Forest Products Inc. shareholders’ equity	1,081	1,234

Noncontrolling interest	1	1

Total equity	1,082	1,235

Total liabilities and equity	$3,730	$3,626

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In millions of U.S. dollars)

	Resolute Forest Products Inc. Shareholders’ Equity
	Common Stock	Additional Paid-in Capital	Deficit	Accumulated Other Comprehensive Loss	Treasury Stock	Non- controlling Interests	Total Equity
Balance as of December 31, 2017	$—	$3,793	$(1,294)	$(780)	$(120)	$1	$1,600

Share-based compensation, net of withholding taxes	—	6	—	—	—	—	6
Net income	—	—	235	—	—	—	235
Special dividend	—	3	(141)	—	—	—	(138)
Reclassification of stranded income tax	—	—	2	(2)	—	—	—
Stock unit awards vested (0.6 million shares), net of shares forfeited for employee withholding taxes (Note 20)	—	—	—	—	—	—	—
Other comprehensive loss, net of tax	—	—	—	(168)	—	—	(168)

Balance as of December 31, 2018	—	3,802	(1,198)	(950)	(120)	1	1,535
Net loss	—	—	(47)	—	—	—	(47)
Purchase of treasury stock (4.8 million shares) (Note 19)	—	—	—	—	(24)	—	(24)
Stock unit awards vested (0.7 million shares), net of shares forfeited for employee withholding taxes (Note 20)	—	—	—	—	—	—	—
Other comprehensive loss, net of tax	—	—	—	(229)	—	—	(229)

Balance as of December 31, 2019	—	3,802	(1,245)	(1,179)	(144)	1	1,235

Share-based compensation, net of withholding taxes	—	2	—	—	—	—	2
Net income	—		10	—	—	—	10
Purchases of treasury stock (6.9 million shares) (Note 19)	—	—	—	—	(30)	—	(30)
Stock unit awards vested (1.0 million shares), net of shares forfeited for employee withholding taxes (Note 20)	—	—	—	—	—	—	—
Other comprehensive loss, net of tax	—	—	—	(135)	—	—	(135)

Balance as of December 31, 2020	$—	$3,804	$ (1,235)	$(1,314)	$(174)	$1	$1,082

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

	Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$10	$(47)	$235
Adjustments to reconcile net income (loss) including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	5	4	12
Depreciation and amortization	169	167	212
Closure costs, impairment and other related charges	39	8	120
Inventory write-downs related to closures	25	13	(1)
Deferred income taxes	51	58	164
Net pension contributions and other postretirement benefit payments	(87)	(125)	(144)
Net gain on disposition of assets	(11)	(2)	(145)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(15)	(42)	75
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	17	43	(63)
Net planned major maintenance amortization (payments)	6	13	(20)
Changes in working capital:
Accounts receivable	80	88	(19)
Inventories	44	(27)	(46)
Other current assets	(12)	—	1
Accounts payable and accrued liabilities	16	(82)	38
Other, net	(3)	16	16

Net cash provided by operating activities	334	85	435

Cash flows from investing activities:
Cash invested in fixed assets	(78)	(113)	(155)
Acquisition of business, net of cash acquired	(172)	—	—
Disposition of assets	14	3	336
Decrease in countervailing duty cash deposits on supercalendered paper, net	—	1	48
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(81)	(59)	(77)
Decrease (increase) in countervailing duty cash deposits on uncoated groundwood paper	—	6	(6)
Proceeds from insurance settlement	15	—	—
Other investing activities, net	5	—	—

Net cash (used in) provided by investing activities	(297)	(162)	146

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

	Years Ended December 31,
	2020	2019	2018
Cash flows from financing activities:
Net (repayments) borrowings under revolving credit facilities	(71)	71	(144)
Payment of special dividend	—	—	(136)
Proceeds from long-term debt	180	—	—
Repayments of debt	(1)	(271)	—
Purchases of treasury stock	(30)	(24)	—
Payments of financing and credit facility fees	—	(4)	(1)

Net cash provided by (used in) financing activities	78	(228)	(281)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash	2	2	(4)

Net increase (decrease) in cash and cash equivalents, and restricted cash	$117	$(303)	$296

Cash and cash equivalents, and restricted cash:
Beginning of year	$42	$345	$49

End of year	$159	$42	$345

Cash and cash equivalents, and restricted cash at year end:
Cash and cash equivalents	$113	$3	$304
Restricted cash (included in “Other current assets”)	$4	$—	$—
Restricted cash (included in “Other assets”)	$42	$39	$41

Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest, including capitalized interest of $1, $0 and $1 in 2020, 2019 and 2018, respectively	$32	$26	$40
Income taxes	$(1)	$(11)	$(1)

See accompanying notes to Consolidated Financial Statements.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 1. Organization and Basis of Presentation

Nature of operations

Resolute Forest Products Inc. (with its subsidiaries, either individually or collectively, unless otherwise indicated, referred to as “Resolute Forest Products,” “we,” “our,” “us,” “Parent,” or the “Company”) is incorporated in Delaware. We are a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, and paper, which are marketed in over 50 countries. We own or operate some 40 facilities, as well as power generation assets, in the U.S. and Canada.

Financial statements

We have prepared our consolidated financial statements and the accompanying notes (or, the “Consolidated Financial Statements”) in accordance with U.S. generally accepted accounting principles (or, “GAAP”). All amounts are expressed in U.S. dollars, unless otherwise indicated. Certain prior period amounts in the accompanying notes to our Consolidated Financial Statements have been reclassified to conform to the 2020 presentation.

Consolidation

Our Consolidated Financial Statements include the accounts of Resolute Forest Products Inc. and its subsidiaries. All transactions and balances between these companies have been eliminated. All consolidated subsidiaries are wholly-owned as of December 31, 2020, with the exception of the following:

Consolidated Subsidiary	Resolute Forest Products Ownership	Partner	Partner Ownership
Forest Products Mauricie L.P.	93.2%	Coopérative Forestière du Haut Saint-Maurice	6.8%

Equity method investments

We account for our investments in companies where we have significant influence or joint control, using the equity method of accounting.

Note 2. Summary of Significant Accounting Policies

Use of estimates

In preparing our Consolidated Financial Statements in accordance with GAAP, management is required to make accounting estimates based on assumptions, judgments, and projections of future results of operations and cash flows. These estimates and assumptions affect the reported amounts of revenues and expenses during the periods presented, the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities as of the date of the financial statements. The most critical estimates relate to the assumptions underlying the benefit obligations of our pension and other postretirement benefit (or, “OPEB”) plans, the recoverability of deferred income tax assets, the carrying values of our long-lived assets, and the fair value estimates of the assets acquired and liabilities assumed in a business combination, including goodwill. Estimates, assumptions, and judgments are based on a number of factors, including historical experience, recent events, existing conditions, internal budgets and forecasts, projections obtained from industry research firms, and other data that management believes are reasonable under the circumstances. Actual results could differ materially from those estimates under different assumptions or conditions.

The uncertainties around the novel coronavirus (or, “COVID-19”) pandemic required the use of judgments and estimates that resulted in no significant impacts to our Consolidated Financial Statements as of and for the year ended December 31, 2020, except as disclosed in Note 5, “Closure Costs, Impairment and Other Related Charges” and Note 9, “Inventories, Net.” The future impact of the COVID-19 pandemic could generate, in future reporting periods, a significant risk of material adjustment to the carrying amounts of deferred income tax assets and long-lived assets.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Business combination

We account for business combinations using the acquisition method as of the date control is transferred to us. Under this approach, identifiable assets acquired and liabilities assumed are recorded at their respective fair values at the date of acquisition. Any amount of the purchase price paid that is in excess of the estimated fair values of net identifiable assets acquired is recorded in “Goodwill” in our Consolidated Balance Sheets. In determining the estimated fair values of identifiable assets acquired and liabilities assumed in a business combination, we use various recognized valuation methods such as present value modeling and referenced market values (where available). Valuations are performed by management or independent valuation specialists under management`s supervision, where appropriate. Transaction costs are expensed as incurred in our Consolidated Statements of Operations.

Cash and cash equivalents, and restricted cash

Cash and cash equivalents generally consist of direct obligations of the U.S. and Canadian governments and their agencies, demand deposits, and other short-term, highly liquid securities with a maturity of three months or less from the date of purchase. Restricted cash consists primarily of deposits held as collateral for letters of credit.

Accounts receivable

Accounts receivable are recorded at cost, net of an allowance for expected credit losses.

Accounts receivable are subject to impairment review that is based on the aging method. Impairment is calculated based on how long a receivable has been outstanding. The Company estimates expected credit losses by considering historical credit loss experience (based on days past due), current conditions, and forward-looking factors specific to the customers and the economic environment.

We also consider if we are no longer doing business with the customer, and any other factors that may affect collectability from customers with significant outstanding balances. A receivable is written off when there is no reasonable expectation of recovering the contractual cash flows.

Inventories

Inventories are stated at the lower of cost or net realizable value using the average cost method. Cost includes labor, materials and production overhead, which is based on the normal capacity of our production facilities. Unallocated overhead, including production overhead associated with abnormal production levels, is recognized in “Cost of sales, excluding depreciation, amortization and distribution costs” in our Consolidated Statements of Operations when incurred.

Assets held for sale

Assets held for sale are carried in our Consolidated Balance Sheets at the lower of carrying value or fair value less costs to sell. We cease recording depreciation and amortization when assets are classified as held for sale.

Fixed assets

Fixed assets acquired, including internal-use software, are stated at acquisition cost less accumulated depreciation and impairment. The cost of the fixed assets is reduced by any investment tax credits or government capital grants earned. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. We capitalize interest on borrowings during the construction period of major capital projects as part of the related asset and amortize the capitalized interest in “Depreciation and amortization” in our Consolidated Statements of Operations over the related asset’s remaining useful life. Planned major maintenance costs are recorded using the deferral method, whereby the costs of each planned major maintenance activity are capitalized to “Other current assets” or “Other assets” in our Consolidated Balance Sheets, and amortized to “Cost of sales, excluding depreciation, amortization and distribution costs” in our Consolidated Statements of Operations on a straight-line basis over the estimated period until the next planned major maintenance activity. All other routine repair and maintenance costs are expensed as incurred.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Amortizable intangible assets

Amortizable intangible assets are stated at acquisition cost less accumulated amortization and impairment. Amortization is provided on a straight-line basis over the estimated useful lives of the assets.

Impairment of long-lived assets

The unit of accounting for impairment testing for fixed assets, net, amortizable intangible assets, net, and operating lease right-of-use assets (collectively, “long-lived assets”) is its group, which includes long-lived assets and liabilities directly related to those assets (herein defined as “asset group”). For asset groups that are held and used, that group represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other asset groups. For asset groups that are to be disposed of by sale or otherwise, that group represents assets to be disposed of together as a group in a single transaction and liabilities directly associated with those assets that will be transferred in the transaction.

Long-lived assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value of an asset group may no longer be recoverable. The recoverability of an asset group that is held and used is tested by comparing the carrying value of the asset group to the sum of the estimated undiscounted future cash flows expected to be generated by that asset group. In estimating the undiscounted future cash flows, we use projections of cash flows directly associated with, and which are expected to arise as a direct result of, the use and eventual disposition of the asset group. If there are multiple plausible scenarios for the use and eventual disposition of an asset group, we assess the likelihood of each scenario occurring in order to determine a probability-weighted estimate of the undiscounted future cash flows. The principal assumptions include periods of operation, projections of product pricing, production levels and sales volumes, product costs, market supply and demand, foreign exchange rates, inflation, and projected capital spending. Changes in any of these assumptions could have a material effect on the estimated undiscounted future cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment loss is recognized in the amount that the asset group’s carrying value exceeds its fair value. The fair value of a long-lived asset group is determined in accordance with our accounting policy for fair value measurements, as discussed below. If it is determined that the carrying value of an asset group is recoverable, we review and adjust, as necessary, the estimated useful lives of the assets in the group.

Long-lived assets to be disposed of other than by sale are classified as held and used until the asset group is disposed of or use of the asset group has ceased.

Goodwill

Goodwill is not amortized and is tested for impairment every year at the end of November, or more frequently if events or changes in circumstances indicate a potential impairment loss. The impairment test of goodwill is performed at the reporting unit’s level.

We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount including goodwill. In performing the qualitative assessment, we identify the relevant drivers of fair value of a reporting unit and the relevant events and circumstances that may have an impact on those drivers of fair value. This process involves significant judgment and assumptions including the assessment of the results of the most recent fair value calculations, the identification of macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, specific events affecting us and the business, and making the assessment on whether each relevant factor will impact the impairment test positively or negatively, and the magnitude of any such impact. If the qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, then a quantitative impairment test is performed. We can also elect to bypass the qualitative assessment and proceed directly to the quantitative impairment test.

The quantitative impairment test consists of comparing the fair value of a reporting unit to its carrying amount, including goodwill. Significant judgment is required to estimate the fair value of a reporting unit.

We determine the fair value of a reporting unit by using the income method. Under this method, we estimate the fair value of a reporting unit based on the present value of estimated future cash flows. The assumptions used in the model requires estimating future sales volumes, selling prices and costs, changes in working capital, investments in fixed assets, and the selection of the appropriate discount rate. The assumptions used are consistent with internal projections and operating plans. Unanticipated market and macroeconomic events and circumstances may occur and could affect the exactitude and validity of management assumptions and estimates. Sensitivities of these fair value estimates to changes in assumptions are also performed.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

In the event that the net carrying amount of the reporting unit exceeds its fair value, an impairment charge is recognized for the amount by which the reporting unit’s carrying amount exceeds its fair value, not to exceed the carrying amount of goodwill in that reporting unit.

Goodwill is assigned to the wood segment for the purposes of impairment testing.

We elected the optional qualitative assessment for our 2020 annual goodwill impairment test. We concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying amount. As a result, no impairment was recognized.

Leases

We engage in short and long-term leases for building, machinery, chemical equipment, rail cars and office equipment. We determine if a contract contains a lease at inception. Leases are classified as either operating leases or finance leases. Operating leases are included in “Operating lease right-of-use assets,” “Current portion of operating lease liabilities,” and “Operating lease liabilities, net of current portion,” whereas finance leases are included in “Fixed assets, net,” “Current portion of long-term debt,” and “Long-term debt, net of current portion” in our Consolidated Balance Sheets. Leases with a term of 12 months or less are not recorded in our Consolidated Balance Sheets, and are expensed over the term of the lease in our Consolidated Statements of Operations.

Operating and finance lease right-of-use assets and the related liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. Renewal and termination options are included in our lease terms when it is reasonably certain that they will be exercised. In determining the present value of lease payments, we use the implicit rate when readily determinable, or our estimated incremental borrowing rate, which is based on information available at the lease commencement date. Lease payments are expensed in our Consolidated Statements of Operations on a straight-line basis over the term of the lease.

For buildings, we account for the lease and non-lease components as a single lease component. For all other contracts, we account for the lease and non-lease components separately.

Income taxes

We use the asset and liability approach in accounting for income taxes. Under this approach, deferred income tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the carrying amounts in our Consolidated Financial Statements of existing assets and liabilities and their respective tax bases. This approach also requires the recording of deferred income tax assets related to operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates applicable when temporary differences and carryforwards are expected to be recovered or settled.

We account for global intangible low-taxed income (or, “GILTI”) as a period cost, if and when incurred, and apply the tax law ordering approach to assess the impact of GILTI on the realizability of net operating loss carryforwards.

We have not provided for the additional U.S. and foreign income taxes that could become payable upon remittance of undistributed earnings of our foreign subsidiaries, as we have specific plans for the reinvestment of such earnings.

Valuation allowances are recognized to reduce deferred income tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, estimates of future taxable income, past operating results, and prudent and feasible tax planning strategies.

Tax benefits related to uncertain tax positions are recorded when it is more likely than not, based on technical merits, that the position will be sustained upon examination by the relevant taxing authorities. The amount of tax benefit recognized may differ from the amount taken or expected to be taken on a tax return. These differences represent unrecognized tax benefits and are reviewed at each reporting period based on facts, circumstances and available evidence. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of the income tax provision.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Environmental costs

We expense environmental costs related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. These costs are included in “Cost of sales, excluding depreciation, amortization and distribution costs” in our Consolidated Statements of Operations. Expenditures that extend the life of the related property are capitalized. We determine our liability on a site-by-site basis and record a liability at the time it is probable and can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are discounted to their present value when the amount and timing of expected cash payments are reliably determinable.

Pension and OPEB plans

For each defined benefit pension and OPEB plan, a liability is recognized for a plan’s under-funded status, net of the fair value of plan assets, and an asset is recognized for a plan’s over-funded status, net of the plan’s obligations. Changes in the funding status that have not been recognized in our net periodic benefit cost are reflected as an adjustment to our “Accumulated other comprehensive loss” in our Consolidated Balance Sheets. We recognize net periodic benefit cost or credit as employees render the services necessary to earn the pension and OPEB. The service cost component of net periodic pension and OPEB cost or credit is recorded in operating expenses (together with other employee compensation costs arising during the period). The other components of the net periodic pension and OPEB cost or credit (or, “non-operating pension and OPEB credits”) are reported separately outside any subtotal of operating income. Amounts we contribute to our defined contribution plans are expensed as incurred.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date, and is based on any principal market for the specific asset or liability. We consider the risk of non-performance of the obligor, which in some cases reflects our own credit risk, in determining fair value. We categorize assets and liabilities measured at fair value (other than those measured at net asset value, or “NAV,” per share, or its equivalent) into one of three different levels depending on the observability of the inputs employed in the measurement. This fair value hierarchy is as follows:

Level 1	-	Valuations based on quoted prices in active markets for identical assets and liabilities.

Level 2	-	Valuations based on observable inputs, other than Level 1 prices, such as quoted interest or currency exchange rates.

Level 3	-	Valuations based on significant unobservable inputs that are supported by little or no market activity, such as discounted cash flow methodologies based on internal cash flow forecasts.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used in the determination of fair value of our assets and liabilities, when required, maximize the use of observable inputs and minimize the use of unobservable inputs.

Share-based compensation

We recognize the cost of our share-based compensation over the requisite service period using the straight-line attribution approach, based on the grant date fair value for equity-based awards, and based on the fair value at the end of each reporting period for liability-based awards. The requisite service period is reduced for those employees who are retirement eligible at the date of the grant or who will become retirement eligible during the vesting period and who will be entitled to continue vesting in their entire award upon retirement.

Our stock incentive awards (as defined in Note 20, “Share-Based Compensation”) may be subject to market, performance and/or service conditions. For equity-based awards, the fair value of stock options is determined using a Black-Scholes option pricing formula, and the fair value of restricted stock units (or, “RSUs”), deferred stock units (or, “DSUs”) and performance stock units (or, “PSUs”) is determined based on the market price of a share of our common stock on the grant date. Liability-based awards, consisting of RSUs, DSUs, and PSUs, are initially measured based on the market price of a share of our common stock on the grant date and remeasured at the end of each reporting period, until settlement. Certain PSUs have a market condition considered in the determination of the fair value of the award, such that the ultimate number of units that vest will be determined in part by total shareholder return relative to a group of peer companies. The fair value of those PSUs is determined using a Monte Carlo simulation model.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

We estimate forfeitures of stock incentive awards and performance adjustments for our PSUs based on historical experience and forecasts, and recognize compensation cost only for those awards expected to vest. Estimated forfeitures and performance adjustments are updated to reflect new information or actual experience, as it becomes available.

Revenue recognition

Revenue arises from contracts with customers in which the sale of goods is the main performance obligation. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when or as the performance obligation is satisfied, which is when (point in time) or as (over time) control of the promised good or service is transferred to the customer.

Revenue is measured at the amount to which we are expected to be entitled in exchange for transferring goods based on consideration specified in the contract with the customer. Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that we collect from the customer, are excluded from revenue. When a contract with a customer includes variable consideration such as special pricing agreements and other volume-based incentives, revenue is recognized at the most likely amount based on sales forecasts, for which it is probable that a revenue reversal will not subsequently occur.

Revenue is recorded at a point in time when control over the goods transfers to the customer, which typically occurs upon shipment or delivery depending on the terms of the underlying contracts with customers. Pulp, tissue, paper and wood products are delivered to our customers in the U.S. and Canada directly from our mills primarily by truck or rail. Pulp and paper products are delivered to our international customers primarily by ship. For sales where control transfers to the customer at the shipping point, revenue is recorded when the product leaves the facility, whereas for sales where control transfers at the destination, revenue is recorded when the product is delivered to the customer’s delivery site.

Sales of our other products (green power produced from renewable sources and wood-related products) are recognized when the products are delivered and are included in “Cost of sales, excluding depreciation, amortization and distribution costs” in our Consolidated Statements of Operations.

Distribution costs

Shipping and handling costs associated with outbound freight after control over a product has transferred to a customer are accounted for as a fulfillment cost and are included in “Distribution costs” in our Consolidated Statements of Operations.

Translation

The functional currency of the majority of our operations is the U.S. dollar. Non-monetary assets and liabilities denominated in foreign currencies of these operations and the related income and expense items such as depreciation and amortization are remeasured into U.S. dollars using historical exchange rates. Remaining assets and liabilities are remeasured into U.S. dollars using the exchange rate as of the balance sheet date. Remaining income and expense items are remeasured into U.S. dollars using a daily or monthly average exchange rate for the period. Gains and losses from foreign currency transactions and from remeasurement of the balance sheet items are reported in “Other (expense) income, net” in our Consolidated Statements of Operations.

The functional currency of our other operations is their local currency. Assets and liabilities of these operations are translated into U.S. dollars at the exchange rate in effect as of the balance sheet date. Income and expense items are translated using a daily or monthly average exchange rate for the period. The resulting translation gains or losses are recognized as a component of equity in “Accumulated other comprehensive loss.”

Derivatives financial instruments

We regularly enter into derivative financial instruments to manage our commodities price risk. These derivative instruments are not designated as hedging instruments and are recorded as either other assets or other liabilities at fair value in our Consolidated Balance Sheets. Changes in fair value are recognized in “Other (expenses) income, net” in our Consolidated Statements of Operations.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Net income (loss) per share

We calculate basic net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders by dividing our net income (loss) by the basic weighted-average number of outstanding common shares. We calculate diluted net income per share attributable to Resolute Forest Products Inc. common shareholders by dividing our net income by the basic weighted-average number of outstanding common shares, as adjusted for dilutive potential common shares using the treasury-stock method. To calculate diluted net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders, securities that could have potentially dilutive effect on the weighted average number of outstanding common shares include all or a portion of outstanding stock options, RSUs, DSUs and PSUs.

New accounting pronouncements adopted in 2020

ASU 2016-13 “Measurement of Credit Losses on Financial Instruments”

Effective January 1, 2020, we adopted on a modified retrospective basis Accounting Standards Update (or, “ASU”) 2016-13, “Measurement of Credit Losses on Financial Instruments,” issued by the Financial Accounting Standards Board (or, the “FASB”) in 2016 and amended in 2018 by ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses,” which introduces the current expected credit losses model in the estimation of credit losses on financial instruments. The adoption of this new accounting guidance did not impact the opening deficit balance as of January 1, 2020. As a result of the adoption of ASU 2016-13, our accounts receivable accounting policy was updated accordingly.

ASU 2018-13 “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement”

Effective January 1, 2020, we adopted ASU 2018-13 “Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement” issued by the FASB in 2018. The adoption of this accounting guidance did not impact our Consolidated Financial Statements and disclosures.

ASU 2018-15 “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”

Effective January 1, 2020, we adopted ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract,” issued by the FASB in 2018, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The adoption of this accounting guidance did not materially impact our results of operations or financial position.

Accounting pronouncements not yet adopted as of December 31, 2020

ASU 2019-12 “Simplifying the Accounting for Income Taxes”

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes,” which removes the specific exceptions to the general principles in ASC 740, “Income Taxes,” and clarifies certain aspects of the existing guidance. This update is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, with early adoption being permitted as of the beginning of an interim or annual reporting period. All amendments to this ASU must be adopted in the same period on a prospective basis, with certain exceptions. We do not expect this accounting guidance to materially impact our results of operations or financial position.

ASU 2020-04 “Reference Rate Reform”

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform,” which provides optional guidance for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. This update provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate or another reference rate expected to be discontinued because of reference rate reform. This update is effective as of March 12, 2020, through December 31, 2022. We are currently evaluating this accounting guidance and have not elected an adoption date. We do not expect this accounting guidance to materially impact our results of operations or financial position.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 3. Business Acquisition

On February 1, 2020 (or, the “Acquisition Date”), we acquired from Conifex Timber Inc. all of the equity securities and membership interests in certain of its subsidiaries, the business of which consists mainly in the operation of three sawmills and related assets in Cross City (Florida) and in Glenwood and El Dorado (Arkansas) (or, the “U.S. Sawmill Business”). The U.S. Sawmill Business acquired produces construction-grade dimensional lumber and decking products from locally sourced southern yellow pine for distribution within the U.S. This acquisition diversified our lumber production, and increased our operating capacity in the U.S. South.

The fair value of the consideration, paid in cash, for the U.S. Sawmill Business acquired is $173 million. The acquisition is structured as an asset purchase for tax purposes, but treated as a business combination for accounting purposes.

The following table summarizes our final allocation of the purchase price to the fair values of assets acquired and liabilities assumed at the Acquisition Date:

(In millions)
Current assets (1)	$19
Fixed assets	114
Amortizable intangible assets (2)	21
Operating lease right-of-use assets	2
Goodwill (3)	31

Total assets acquired and goodwill	$187

Current liabilities	$11
Long-term debt, net of current portion	2
Operating lease liabilities, net of current portion	1

Total liabilities assumed	$14

Net assets acquired	$173

Fair value of consideration transferred	$173

(1)	Includes cash and cash equivalents of $1 million.
(2)

Amortizable intangible assets identified relate to customer relationships, which have a weighted-average useful life of 10 years. The fair value of the customer relationships was determined using the income approach through an excess earnings analysis discounted at a rate of 12.6%.

(3)

Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized and is mostly attributable to the U.S. Sawmill Business’s assembled workforce and synergies expected from combining our operations with the U.S. Sawmill Business. Goodwill is deductible for tax purposes.

The allocation of the purchase price was based on management’s estimate of the fair values of the acquired identifiable assets and assumed liabilities using valuation techniques including income, cost and market approaches (Level 3). We utilized both the cost and market approaches to value fixed assets, which consider external transactions and other comparable transactions, estimated replacement and reproduction costs, and estimated useful lives and consideration for physical, functional and economic obsolescence. We utilized the income approach to value intangible assets, which considers the present value of the net cash flows expected to be generated by the intangible assets, and excluding cash flows related to contributory assets.

From the Acquisition Date to the year ended December 31, 2020, our consolidated financial results included sales of $137 million and net income of $43 million attributable to the U.S. Sawmill Business. The U.S. Sawmill Business results of operations are included in the wood products segment, except for the El Dorado sawmill, which was idled at the time of the acquisition, and has been restarted in the fourth quarter of 2020. In connection with the acquisition of the U.S. Sawmill Business, we also recognized transaction costs of $3 million in “Other (expense) income, net” in our Consolidated Statement of Operations for the year ended December 31, 2020.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The following unaudited pro forma information for the years ended December 31, 2020 and 2019, represents our results of operations as if the acquisition of the U.S. Sawmill Business had occurred on January 1, 2019, excluding the results of operations of the El Dorado sawmill that has been idled since October 2019 and restarted in the fourth quarter of 2020. This pro forma information does not purport to be indicative of the results that would have occurred for the periods presented or that may be expected in the future.

(Unaudited, in millions)	2020	2019
Sales	$2,808	$3,021
Net income (loss) attributable to Resolute Forest Products Inc.	$13	$(70)

Note 4. Other (Expense) Income, Net

Other (expense) income, net for the years ended December 31, 2020, 2019 and 2018, was comprised of the following:

(In millions)	2020	2019	2018
Foreign exchange loss	$(4)	$(12)	$(2)
Insurance recovery (1)	15	—	—
Provision related to a litigation (2)	—	(23)	—
(Loss) gain on forward commodities contracts	(22)	—	4
Miscellaneous income	7	13	3

	$(4)	$(22)	$5

(1)

We recorded $15 million as other income for the year ended December 31, 2020, from the settlement of an insurance claim in connection with our acquisition of Atlas Paper Holdings, Inc. (or, “Atlas”) in 2015.

(2)

We accrued C$30 million of legal indemnity and interest costs for the year ended December 31, 2019, in connection with the Quebec Superior Court decision of the fair value of the shares of former dissenting shareholders of Fibrek Inc. (or, “Fibrek”) upon acquisition in 2012. See Note 18, “Commitments and Contingencies - Fibrek acquisition,” for more information.

Note 5. Closure Costs, Impairment and Other Related Charges

Closure costs, impairment and other related charges for the year ended December 31, 2020, were comprised of the following:

(In millions)	Accelerated Depreciation	Severance and Other Costs	Total
Paper mill at Amos (Quebec) (1)	$12	$5	$17
Paper mill at Baie-Comeau (Quebec) (1)	26	12	38
Other	—	(2)	(2)

	$38	$15	$53

(1)

Due to the overall decrease in demand for newsprint, accelerated by the economic context surrounding the COVID-19 pandemic, the Amos and Baie-Comeau paper mills have been temporarily idled since April 2020. As a result, we reassessed the remaining useful lives of the fixed assets and recognized an accelerated depreciation charge of $38 million. We also recognized additional provisions for severance and other costs of $17 million.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Closure costs, impairment and other related charges for the year ended December 31, 2019, were comprised of the following:

(In millions)	Accelerated Depreciation	Severance and Other Costs	Total
Indefinite idling
Paper mill at Augusta (Georgia)	$8	$10	$18

Closure costs, impairment and other related charges were $121 million for the year ended December 31, 2018, including $120 million of impairment charges related to the assets from the 2015 acquisition of Atlas and its subsidiaries.

Goodwill impairment charge

Following our 2018 annual impairment test of goodwill, we determined that the carrying value of the tissue reporting unit exceeded its estimated fair value. As a result, we recorded a goodwill impairment charge of $81 million for the year ended December 31, 2018, representing the entire goodwill amount as of that date. This impairment charge resulted from cumulative losses of the tissue business and lower-than-expected projected cash flows, driven by operating and market-related factors. The fair value of the reporting unit was determined based on the present value of estimated future cash flows.

Long-lived assets impairment charges

As a result of the deterioration of estimated future cash flows of Atlas, we recorded for the year ended December 31, 2018, fixed assets impairment charges of $29 million and intangible assets impairment charges of $10 million to reduce the carrying value of these assets to their estimated fair value. The fair value of fixed assets was estimated using the market approach, by reference to estimated selling prices for similar assets, less costs to sell. The fair value of intangible assets was estimated using the income approach. Projected discounted cash flows utilized under the income approach included estimates regarding future revenues and expenses attributable to Atlas, projected capital expenditures and a discount rate of 12%. These fair value measurements are considered Level 3 measurements due to the significance of their unobservable inputs.

Note 6. Net Gain on Disposition of Assets

During 2020, we recorded a net gain on disposition of assets of $11 million, which included: the sale of the Augusta paper mill for total cash consideration of $10 million, resulting in a net gain of $9 million; and the sale of the Thorold paper mill for total cash consideration of $4 million, resulting in a net gain of $2 million.

During 2018, we recorded a net gain on disposition of assets of $145 million, which included: the sale of the paper and pulp mill at Catawba (South Carolina) for total cash consideration of $280 million, resulting in a net gain of $101 million; and the sale of the recycled bleached kraft pulp mill at Fairmont (West Virginia) for total cash consideration of $62 million, resulting in a net gain of $40 million.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 7. Accumulated Other Comprehensive Loss

The change in our accumulated other comprehensive loss by component (net of tax) for the years ended December 31, 2020, 2019 and 2018, was as follows:

(In millions)	Unamortized Prior Service (Costs) Credits	Unamortized Actuarial Losses	Foreign Currency Translation	Total
Balance as of December 31, 2017	$52	$(826)	$(6)	$(780)

Other comprehensive loss before reclassifications	(5)	(162)	(1)	(168)
Amounts reclassified from accumulated other comprehensive loss (1)	(19)	19	—	—

Net current period other comprehensive loss	(24)	(143)	(1)	(168)

Reclassification of stranded income tax	—	(2)	—	(2)

Balance as of December 31, 2018	28	(971)	(7)	(950)

Other comprehensive (loss) income before reclassifications	—	(240)	1	(239)
Amounts reclassified from accumulated other comprehensive loss (1)	(12)	22	—	10

Net current period other comprehensive (loss) income	(12)	(218)	1	(229)

Balance as of December 31, 2019	16	(1,189)	(6)	(1,179)

Other comprehensive loss before reclassifications	—	(185)	—	(185)
Amounts reclassified from accumulated other comprehensive loss (1)	(17)	67	—	50

Net current period other comprehensive loss	(17)	(118)	—	(135)

Balance as of December 31, 2020	$(1)	$(1,307)	$(6)	$(1,314)

(1)	See the table below for details about these reclassifications.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The reclassifications out of accumulated other comprehensive loss for the years ended December 31, 2020, 2019 and 2018, were comprised of the following:

(In millions)	2020	2019	2018	Affected Line in the Consolidated Statements of Operations
Unamortized Prior Service Credits
Amortization of prior service credits	$(4)	$(11)	$(15)	Non-operating pension and other postretirement benefit credits (1)
Curtailment gain	(13)	(1)	—	Non-operating pension and other postretirement benefit credits (1)
Curtailment gain	—	—	(5)	Net gain on disposition of assets (1)
	—	—	1	Income tax provision

Net of tax	(17)	(12)	(19)

Unamortized Actuarial Losses
Amortization of actuarial losses	57	28	33	Non-operating pension and other postretirement benefit credits (1)
Settlement loss	28	1	1	Non-operating pension and other postretirement benefit credits (1)
Curtailment gain	—	—	(8)	Net gain on disposition of assets (1)
Settlement loss	—	—	2	Net gain on disposition of assets (1)
Other items	3	—	—
	(21)	(7)	(9)	Income tax provision

Net of tax	67	22	19

Total Reclassifications	$50	$10	$—

(1)	These items are included in the computation of net periodic benefit cost (credit) related to our pension and OPEB plans summarized in Note 16, “Pension and Other Postretirement Benefit Plans.”

Note 8. Net Income (Loss) Per Share

The reconciliation of the basic and diluted net income (loss) per share for the years ended December 31, 2020, 2019 and 2018, was as follows:

(In millions, except per share amounts)	2020	2019	2018
Numerator:
Net income (loss) attributable to Resolute Forest Products Inc.	$10	$(47)	$235

Denominator:
Basic weighted-average number of Resolute Forest Products Inc. common shares outstanding	86.1	91.4	91.3
Dilutive impact of nonvested stock unit awards	0.3	—	2.0

Diluted weighted-average number of Resolute Forest Products Inc. common shares outstanding	86.4	91.4	93.3

Net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$0.12	$(0.51)	$2.57
Diluted	$0.12	$(0.51)	$2.52

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The weighted-average number of outstanding stock options and nonvested equity-classified RSUs, DSUs and PSUs (collectively, “stock unit awards”) that were excluded from the calculation of diluted net income (loss) per share, as their impact would have been antidilutive, for the years ended December 31, 2020, 2019 and 2018, was as follows:

(In millions)	2020	2019	2018
Stock options	0.9	1.0	1.2
Stock unit awards	0.6	2.1	—

Note 9. Inventories, Net

Inventories, net as of December 31, 2020 and 2019, were comprised of the following:

(In millions)	2020	2019
Raw materials	$132	$128
Work in process	46	46
Finished goods	120	164
Mill stores and other supplies	164	184

	$462	$522

In 2020, we recorded charges of $25 million for write-downs of mill stores and other supplies due to the temporary idling of the Amos and Baie-Comeau paper mills. In 2019, we recorded charges of $13 million for write-downs of mill stores and other supplies due to the indefinite idling of the Augusta paper mill. These charges were included in “Cost of sales, excluding depreciation, amortization and distribution costs” in our Consolidated Statements of Operations.

Note 10. Fixed Assets, Net

Fixed assets, net as of December 31, 2020 and 2019, were comprised of the following:

(Dollars in millions)	Estimated Useful Lives (Years)	2020	2019
Land and land improvements	5 – 20	$52	$52
Buildings	10 – 40	328	313
Machinery and equipment (1)	2 – 25	2,128	2,256
Hydroelectric power plants	10 – 40	301	303
Timberlands and timberlands improvements	10 – 20	136	128
Construction in progress		100	65

		3,045	3,117
Less: Accumulated depreciation		(1,604)	(1,658)

		$1,441	$1,459

(1)	Internal-use software included in fixed assets, net as of December 31, 2020 and 2019, was as follows:

(In millions)	2020	2019
Machinery and equipment	$124	$115
Less: Accumulated depreciation	(90)	(76)

	$34	$39

Depreciation expense related to internal-use software is estimated to be $14 million in 2021, $10 million in 2022, $5 million in 2023, $2 million in 2024 and $1 million in 2025.

We recorded accelerated depreciation of $38 million for the Amos and Baie-Comeau paper mills for the year ended December 31, 2020. We also recorded accelerated depreciation of $8 million for the year ended December 31, 2019, as a result of the indefinite idling of our paper mill in Augusta. See Note 5, “Closure Costs, Impairment and Other Related Charges” for more information.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Depreciation expense related to fixed assets was $163 million, $164 million, and $207 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Note 11. Amortizable Intangible Assets, Net

Amortizable intangible assets, net as of December 31, 2020 and 2019, were comprised of the following:

		2020			2019
(Dollars in millions)	Estimated Useful Lives (Years)	Gross Carrying Value	Accumulated Amortization	Net	Gross Carrying Value	Accumulated Amortization	Net
Water rights (1)	10 – 40	$19	$9	$10	$19	$8	$11
Energy contracts	15 – 25	52	21	31	52	18	34
Customer relationships (2)	10	23	3	20	2	1	1
Other		2	—	2	2	—	2

		$96	$33	$63	$75	$27	$48

(1)

In order to operate our hydroelectric generation and transmission network, we draw water from various rivers in Quebec. For some of our facilities, the use of such government-owned waters is governed by water power agreements with the province of Quebec, which set out the terms, conditions, and fees (as applicable). In some cases, the agreements are contingent on the continued operation of the related paper mills and a minimum level of capital spending in the region. For our other facilities, the right to generate hydroelectricity stems from our ownership of the riverbed on which these facilities are located.

(2)

In connection with our acquisition of the U.S. Sawmill Business, we identified amortizable intangible assets primarily related to customer relationships. See Note 3, “Business Acquisition” for additional information.

Amortization expense related to amortizable intangible assets was $6 million, $3 million and $5 million for the years ended December 31, 2020, 2019 and 2018, respectively. Amortization expense related to amortizable intangible assets is estimated to be $6 million for 2021 and $5 million per year for 2022, 2023, 2024 and 2025.

Note 12. Operating Leases

We have operating leases for buildings, machinery, chemical equipment, rail cars, and office equipment with remaining terms of less than one year to 22 years. These leases may include renewal options for up to 15 years.

The components of lease expense for the years ended December 31, 2020 and 2019, were as follows:

(In millions)	2020	2019
Operating lease cost	$13	$13
Variable lease cost (1)	$20	$21

(1)	Variable lease cost is determined by the consumption of the underlying asset.

Operating lease expense for the year ended December 31, 2018 was $12 million.

Supplemental information related to operating leases was as follows:

	December 31, 2020	December 31, 2019
Weighted-average remaining operating lease term (in years)	10.8	11.1
Weighted-average operating lease discount rate	4.6%	4.7%

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

(In millions)	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating cash flow payments for operating lease liabilities	$12	$11
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$8	$4

The maturities of operating lease liabilities as of December 31, 2020, were as follows:

(In millions)	Operating Leases
2021	$12
2022	11
2023	8
2024	7
2025	6
2026 and thereafter	38

Total lease payments	82
Less: imputed interest	18

Total operating lease liabilities	$64

Note 13. Other Assets

Other assets include countervailing and anti-dumping duty cash deposits on softwood lumber of $194 million and $49 million, respectively, as of December 31, 2020, and of $128 million and $34 million, respectively, as of December 31, 2019. See Note 18, “Commitments and Contingencies” for more information.

Note 14. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities as of December 31, 2020 and 2019, were comprised of the following:

(In millions)	2020	2019
Trade accounts payable	$251	$255
Accrued compensation	76	52
Accrued interest	4	3
Pension and other postretirement benefit obligations	14	15
Income and other taxes payable	5	4
Other	19	13

	$369	$342

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 15. Long-Term Debt

Overview

Long-term debt, including current portion, as of December 31, 2020 and 2019, was comprised of the following:

(In millions)	2020	2019
5.875% senior unsecured notes due 2023:
Principal amount	$375	$375
Deferred financing costs	(2)	(3)
Unamortized discount	(1)	(1)

Total 5.875% senior unsecured notes due 2023	372	371
Term loans due 2030	180	—
Borrowings under revolving credit facilities	—	71
Finance lease obligations	9	7

Total debt	561	449
Less: Current portion of finance lease obligations	(2)	(1)

Long-term debt, net of current portion	$559	$448

Debt instruments

Senior Unsecured Notes

We issued $600 million in aggregate principal amount of 5.875% senior unsecured notes due 2023 (or, the “2023 Notes”) on May 8, 2013, pursuant to an indenture as of that date (or, the “indenture”). Upon their issuance, the notes were recorded at their fair value of $594 million, which reflected a discount of $6 million that is being amortized to “Interest expense” in our Consolidated Statements of Operations using the interest method over the term of the notes, resulting in an effective interest rate of 6%. Interest on the notes is payable semi-annually beginning November 15, 2013, until their maturity date of May 15, 2023. In connection with the issuance of the notes, we incurred financing costs of $9 million, which were deferred and recorded as a reduction of the notes. Deferred financing costs are being amortized to “Interest expense” in our Consolidated Statements of Operations using the interest method over the term of the notes. On May 27, 2014, the 2023 Notes and related guarantees were registered under the Securities Act of 1933 (as amended, the “Securities Act”).

On January 3, 2019, we repurchased $225 million in aggregate principal amount of the 2023 Notes, pursuant to a notes purchase agreement entered into on December 21, 2018, with certain noteholders, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. As a result of the repurchase, we recorded a net loss on extinguishment of debt of $3 million in “Other (expense) income, net” in our Consolidated Statement of Operations for the year ended December 31, 2019.

The 2023 Notes are guaranteed by all of our existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiaries that guarantee the ABL Credit Facility (as defined and discussed below). The notes are unsecured and effectively junior to indebtedness under both the ABL Credit Facility and the Senior Secured Credit Facility (as defined and discussed below), and to future secured indebtedness. In addition, the notes are structurally subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes.

The terms of the indenture impose certain restrictions, subject to a number of exceptions and qualifications, including limits on our ability to: incur, assume or guarantee additional indebtedness; issue redeemable stock and preferred stock; pay dividends or make distributions or redeem or repurchase capital stock; prepay, redeem or repurchase certain debt; make loans and investments; incur liens; restrict dividends, loans or transfer assets from our subsidiaries; sell or otherwise dispose of assets, including capital stock of subsidiaries; consolidate or merge with or into, or sell substantially all of our assets to, another person; enter into transactions with affiliates; and enter into new lines of business.

In the event of a change of control, each holder has the right to require us to repurchase all or any part of that holder’s notes at a purchase price in cash equal to 101% of the aggregate principal amount of the notes plus any accrued and unpaid interest. If we sell certain of our assets and do not use the proceeds to pay down certain indebtedness, purchase additional assets or make capital expenditures, each as specified in the indenture, we must offer to purchase the notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest with the net cash proceeds from the asset sale.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The 2023 Notes are redeemable, in whole or in part, since May 15, 2017, at redemption prices equal to the principal amount plus accrued and unpaid interest. The fair value of the 2023 Notes (Level 1) was $375 million and $380 million as of December 31, 2020 and 2019, respectively.

On February 2, 2021, we completed the private offering (or, the “Offering”) of $300 million aggregate principal amount of our 4.875% senior notes due 2026 (or, the “2026 Notes”) at an issue price of 100%. We used the net proceeds of the Offering, together with cash on hand, to redeem all of the outstanding $375 million aggregate principal amount of our 2023 Notes at a price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. See Note 23, “Subsequent Events” for additional information.

Senior Secured Credit Facility

On September 7, 2016, we entered into a senior secured credit facility for up to $185 million. This senior secured credit facility provided a term loan of $46 million with a maturity date of September 7, 2025, and a revolving credit facility of up to $139 million with a maturity date of September 7, 2022. On October 28, 2019, we entered into an amended and restated senior secured credit facility (or, the “Senior Secured Credit Facility”) for up to $360 million, replacing our existing $185 million senior secured credit facility. The Senior Secured Credit Facility provided a term loan facility of up to $180 million with a delayed draw period of up to three years, and the choice of maturities of six to 10 years (or, the “Term Loan Facility”), and a six-year revolving credit facility of up to $180 million with a maturity date of October 28, 2025 (or, the “Revolving Credit Facility”). In March 2020, we borrowed $180 million in term loans under the Term Loan Facility for 10 years, maturing in March 2030. There is also an uncommitted option to increase the Senior Secured Credit Facility by up to an additional $360 million, subject to certain terms and conditions. On October 28, 2019, we repaid our $46 million term loan by borrowing under the Revolving Credit Facility.

The obligations under the Senior Secured Credit Facility are guaranteed by certain material U.S. subsidiaries of the Company and are secured by a first priority mortgage on the real property of our Calhoun (Tennessee) facility and a first priority security interest on the fixtures and equipment located therein.

Interest rates under the Senior Secured Credit Facility are based, at the Company’s election, on either a floating rate based on the London Interbank Offered Rate (or, the “LIBOR”), or a base rate, in each case plus a spread over the index. The Senior Secured Credit Facility also contains provisions for an expedited amendment procedure for replacing LIBOR if LIBOR quotes are no longer available. The base rate is the highest of (i) the prime rate; (ii) the federal funds rate plus 0.5%; and (iii) the one-month LIBOR plus 1%. The applicable spread over the index fluctuates quarterly based upon the Company’s capitalization ratio, which is defined as the ratio of the Company’s funded indebtedness to the sum of the Company’s funded indebtedness and its adjusted net worth. For loans under the Term Loan Facility, the applicable spread ranges from 1.0% to 1.5% for base rate loans, and from 2.0% to 2.5% for LIBOR loans. For loans under the Revolving Credit Facility, the applicable spread ranges from 0.5% to 1.0% for base rate loans, and from 1.5% to 2.0% for LIBOR loans. The Senior Secured Credit Facility was issued by a syndicate of lenders within the farm credit system and is eligible for patronage refunds. Patronage refunds are distributions of profits from lenders in the farm credit system, which are cooperatives that are required to distribute profits to their members. Patronage distributions, which are made in either cash or stock, are received in the year after they were earned. Future refunds are dependent on future farm credit lender profits, made at the discretion of each farm credit lender.

In addition to paying interest on outstanding principal under the Senior Secured Credit Facility, we are required to pay a fee in respect of unutilized commitments based on the average daily utilization for the prior fiscal quarter ranging from 0.275% to 0.325% per annum under the Revolving Credit Facility.

The outstanding principal balance under the Term Loan Facility is subject to annual payments of 5% of the initial principal amount commencing in March 2025 with the balance due at maturity in March 2030. Loans under the Revolving Credit Facility and the Term Loan Facility may be prepaid from time to time at our discretion without premium or penalty but subject to breakage costs, if any, in the case of LIBOR loans. Amounts repaid on the Term Loan Facility may not be subsequently re-borrowed. Principal amounts under the Revolving Credit Facility may be drawn, repaid, and redrawn until October 27, 2025.

Pursuant to the Senior Secured Credit Facility, we are also required to maintain (i) a capitalization ratio not greater than 45% at all times; (ii) a collateral coverage ratio of not less than 1.8:1.0; and (iii) a springing consolidated fixed charge coverage ratio of 1.0:1.0, which is triggered only when adjusted availability under the ABL Credit Facility falls below the greater of $45 million

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

or 10% of the maximum available borrowing amount under the ABL Credit Facility for two consecutive business days. The consolidated fixed charge coverage ratio is the ratio of (a) consolidated EBITDA less certain capital expenditures and less cash taxes paid, to (b) consolidated fixed charges, as determined under the Senior Secured Credit Facility.

In addition, the Senior Secured Credit Facility contains certain covenants applicable to the Company and its subsidiaries, including, among others: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence and repayment of indebtedness; (iii) restrictions on the existence or incurrence of liens; (iv) restrictions on the Company and certain of its subsidiaries making certain restricted payments; (v) restrictions on making certain investments; (vi) restrictions on certain mergers, consolidations, and asset dispositions; (vii) restrictions on transactions with affiliates; and (viii) restrictions on modifications to material indebtedness. The Senior Secured Credit Facility includes customary representations, warranties and events of default subject to customary grace periods and notice requirements.

As of December 31, 2020 we had $180 million of availability under the Revolving Credit Facility, which was undrawn; there were $46 million of borrowings as of December 31, 2019. The fair value of the Revolving Credit Facility (Level 2) approximated its carrying value as of December 31, 2019 and was bearing interest at LIBOR plus a spread of 1.63%.The fair value of the Term Loan Facility (Level 2) approximated its carrying value as of December 31, 2020, and was bearing interest at LIBOR plus a spread of 2.13%.

ABL Credit Facility

On May 14, 2019, we entered into an amendment to the five-year credit agreement dated May 22, 2015, for a senior secured asset-based revolving credit facility (or, “ABL Credit Facility”). The amended credit agreement provides for an extension of the maturity date to May 14, 2024, with an aggregate lender commitment of up to $500 million at any time outstanding, subject to borrowing base availability based on specified advance rates, eligibility criteria and customary reserves.

The aggregate lender commitment under the facility includes a $60 million swingline sub-facility and a $200 million letter of credit sub-facility, and we may convert up to $50 million of the commitments under the facility to a first-in last-out facility (or, “FILO Facility”), subject to the consent of each converting lender. The ABL Credit Facility also provides for an uncommitted ability to increase the revolving credit facility by up to $500 million, subject to certain terms and conditions set forth in the agreement.

Revolving loan (and letter of credit) availability under the facility is subject to a borrowing base, which at any time is equal to the sum of (i) 85% of eligible accounts receivable (or 90% with respect to certain insured or letter of credit backed accounts or with accounts owed by investment grade obligors), plus (ii) the lesser of (A) 70% of the lesser of the cost or market value of eligible inventory or (B) 85% of the net orderly liquidation value of eligible inventory, plus (iii) 100% of the value of eligible cash and 95% of the value of permitted investments held in deposit accounts controlled solely by the administrative and collateral agent (or, the “agent”). The credit agreement includes reserves that reduce the borrowing base, including: (i) a reserve commencing March 16, 2023 for the outstanding principal amount due under the 2023 Notes; and (ii) a reserve for the outstanding principal amount due under the Senior Secured Credit Facility, commencing 60 days before its maturity. The borrowing base is subject to other customary reserves and eligibility criteria, in the exercise of the agent’s reasonable discretion.

The obligations under the credit agreement are guaranteed by certain material subsidiaries of the Company and are secured by first priority liens on and security interests in accounts receivable, inventory and related assets.

Loans under the credit agreement bear interest at a rate equal to a base rate, the LIBOR, or the Canadian Dollar Offered Rate (or, the “CDOR”), in each case plus an applicable margin. The applicable margin is between 0.00% and 0.50% with respect to base rate loans and between 1.00% and 1.50% with respect to LIBOR and CDOR loans, in each case based on availability under the credit facility and a leverage ratio.

In addition to paying interest on outstanding principal under the ABL Credit Facility, we are required to pay a fee in respect of unutilized commitments under the ABL Credit Facility equal to 0.30% per annum when average daily utilization under the ABL Credit Facility for the prior fiscal quarter is less than 35% of the total revolving commitments, and 0.25% per annum when average daily utilization under the ABL Credit Facility for the prior fiscal quarter is greater than or equal to 35% of the total revolving commitments, as well as a fee in respect of outstanding letters of credit (equal to the applicable margin in respect of LIBOR and CDOR loans plus a fronting fee of 0.125% and certain administrative fees).

Loans under the ABL Credit Facility may be repaid from time to time at our discretion without premium or penalty, with the exception of breakage costs for LIBOR and CDOR loans, if any. However, no loans under the FILO Facility can be repaid unless all other loans under the credit agreement are repaid first. We are required to repay outstanding loans that exceed the maximum availability then in effect.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The credit agreement contains customary covenants for asset-based credit agreements of this type, including, among other things: (i) requirements to deliver financial statements, other reports and notices; (ii) restrictions on the existence or incurrence and repayment of indebtedness by the Company and its subsidiaries; (iii) restrictions on the existence or incurrence of liens by the Company and its subsidiaries; (iv) restrictions on the Company and certain of its subsidiaries making certain restricted payments; (v) restrictions on the Company and certain of its subsidiaries making certain investments; (vi) restrictions on certain mergers, consolidations and asset dispositions; (vii) restrictions on transactions with affiliates; (viii) restrictions on amendments or modifications to the Canadian pension and benefit plans; (ix) restrictions on modifications to material indebtedness; and (x) a springing requirement for the Company to maintain a minimum consolidated fixed charge coverage ratio, as determined under the credit agreement, of 1.0:1.0, anytime availability under the facility falls below the greater of $45 million or 10% of the maximum available borrowing amount for two consecutive business days. Subject to customary grace periods and notice requirements, the credit agreement also contains certain customary events of default.

As of December 31, 2020, we had $270 million of availability under the ABL Credit Facility, which was undrawn except for $56 million of ordinary course letters of credit outstanding. The fair value of the ABL Credit Facility (Level 2) approximated its carrying value as of December 31, 2019. There were $25 million of borrowings as of December 31, 2019, bearing interest at the base rate.

Effective January 21, 2021, we reduced the commitment under the Canadian tranche of our senior secured asset-based revolving credit facility. See Note 23, “Subsequent Events” for additional information.

Loan Facility

On November 4, 2020, our Canadian subsidiary, Resolute FP Canada Inc., entered into a secured delayed draw term loan facility (or, the “Loan Facility”) with Investissement Québec as lender for up to C$220 million ($173 million as of December 31, 2020), representing up to 75% of the countervailing and anti-dumping duty deposits (or, the “Duties”) imposed or expected to be imposed by the U.S. Department of Commerce and collected by Customs and Border Protection Agency (or, “U.S. Customs”) on U.S. imports of applicable softwood lumber products produced at sawmills of the Borrower and its affiliates located in the province of Quebec, Canada from April 28, 2017 to December 31, 2022.

The outstanding principal will be repaid in consecutive monthly installments over a period of eight years, after an interest only period of two years from the date of the first draw. Outstanding amounts may be prepaid, partially or fully, at any time at our discretion, without premium or penalty, but subject to payment of accrued and unpaid interest. We are required to make a prepayment equal to any amounts reimbursed by U.S. Customs on account of the U.S. imports of certain softwood lumber products produced at our sawmills located in the province of Quebec, Canada (or, the “Quebec Prepayments”).

The obligations under the Loan Facility will be secured by a first priority security interest and a control agreement on certain of our bank accounts identified to receive any Quebec Prepayments. In addition, we have agreed to transfer to the designated bank accounts any amounts constituting Quebec Prepayments, and may not grant any other security interest on such bank accounts. The Loan Facility is required to be used exclusively to finance certain of our activities and obligations in the province of Quebec, Canada, and may not be used to pay or reimburse any Duties.

The borrowings under the Loan Facility bear interest at a floating rate equal to 1.45% above the one-month Canadian banker’s acceptance rate. Interest will be payable on a monthly basis.

The Loan Facility provides for a maximum of 10 draws and the fulfillment of certain conditions upon each draw. We are required to pay a fee of 0.5% of the amounts drawn at the time of each draw.

The Loan Facility contains certain covenants, including, among others, a requirement that we do not move a substantial part of its assets outside the province of Quebec. The Lender reserves the right to terminate the Loan Facility in the event that we have not made any draw before June 30, 2023, subject to certain conditions. The Lender reserves the right to accelerate any outstanding amounts within 60 days of receiving notification of certain change of control events affecting us, if the Lender deems the transaction not to be in its best interest, acting reasonably.

As of December 31, 2020, we had C$165 million (approximately $130 million) of availability under the Loan Facility, which was undrawn.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Finance lease obligations

We have finance lease obligations for machinery with maturity dates up to June 2025, and a warehouse with a maturity date of December 1, 2027 which can be renewed for 20 years at our option. Minimum monthly payments are determined by an escalatory price clause.

Debt maturities

The aggregate maturities of long-term debt as of December 31, 2020, were as follows:

(In millions)	Long-term debt
2021	$2
2022	2
2023	373
2024	1
2025	1
2026 and thereafter	182

$561

Assets pledged as collateral

The carrying value of assets pledged as collateral for our total debt obligations was $1,246 million as of December 31, 2020.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 16. Pension and Other Postretirement Benefit Plans

We have a number of defined contribution plans covering a portion of our U.S. and Canadian employees. Under the U.S. qualified defined contribution plan, employees are allowed to make contributions that we match, and most employees also receive an automatic company contribution, regardless of the employee’s contribution. The amount of the automatic company contribution, in most instances, is a percentage of the employee’s pay, determined based on age and years of service. The Canadian registered defined contribution plans provide for mandatory contributions by employees and by us, as well as opportunities for employees to make additional optional contributions and receive, in most cases, matching contributions on those optional amounts. Our expense for the defined contribution plans totaled $17 million in 2020, $18 million in 2019, and $20 million in 2018.

We also have multiple contributory and non-contributory defined benefit pension plans covering a portion of our U.S. and Canadian employees. Benefits are based on years of service and, depending on the plan, average compensation earned by employees either during their last years of employment or over their careers. Our plan assets and cash contributions to the plans have been sufficient to provide pension benefits to participants and meet the funding requirements of the Employee Retirement Income Security Act of 1974 in the U.S. as well as applicable legislation in Canada. We also sponsor a number of OPEB plans (e.g., health care and life insurance plans) for retirees at certain locations.

Certain of the above plans are covered under collective bargaining agreements.

In December 2020, the pension plan of the Thorold paper mill, which was indefinitely idled in 2017 and sold in 2020, was wound-up following the approval of the pension benefits distribution and assets liquidation. This resulted in the conversion of the buy-in annuity contract to a buy-out contract, and the recognition of a settlement loss of $28 million in “Non-operating pension and other postretirement benefit credits” in our Consolidated Statements of Operations for the year ended December 31, 2020, and the reduction of both pension plan assets and pension benefit obligations by $98 million.

The following tables include both our foreign (Canada) and domestic plans. The assumptions used to measure the obligations of each of our foreign and domestic plans are not significantly different from each other, with the exception of the health care trend rates, which are presented below.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The changes in our pension and OPEB benefit obligations and plan assets for the years ended December 31, 2020 and 2019, and the funded status and reconciliation of amounts recognized in our Consolidated Balance Sheets as of December 31, 2020 and 2019, were as follows:

	Pension Plans		OPEB Plans
(In millions)	2020	2019	2020	2019
Change in benefit obligations:
Benefit obligations as of beginning of year	$5,188	$4,774	$147	$148
Service cost	14	15	1	—
Interest cost	151	181	4	6
Actuarial loss (gain)	265	386	(6)	1
Participant contributions	7	7	2	2
Special termination benefits	3	—	—	—
Curtailments	(2)	—	(1)	—
Settlements	(118)	(18)	—	—
Benefits paid	(341)	(347)	(13)	(14)
Effect of foreign currency exchange rate changes	79	190	2	4

Benefit obligations as of end of year	5,246	5,188	136	147

Change in plan assets:
Fair value of plan assets as of beginning of year	3,862	3,652	—	—
Actual return on plan assets	241	336	—	—
Employer contributions	91	81	11	12
Participant contributions	7	7	2	2
Settlements	(118)	(18)	—	—
Benefits paid	(341)	(347)	(13)	(14)
Effect of foreign currency exchange rate changes	64	151	—	—

Fair value of plan assets as of end of year	3,806	3,862	—	—

Funded status as of end of year	$(1,440)	$(1,326)	$(136)	$(147)

Amounts recognized in our Consolidated Balance Sheets consisted of:
Other assets	$—	$2	$—	$—
Accounts payable and accrued liabilities	(3)	(4)	(11)	(11)
Pension and OPEB obligations	(1,437)	(1,324)	(125)	(136)

Net obligations recognized	$(1,440)	$(1,326)	$(136)	$(147)

The total benefit obligations and the total fair value of plan assets for pension plans with benefit obligations in excess of plan assets were $5,067 million and $3,627 million, respectively, as of December 31, 2020, and were $4,923 million and $3,595 million, respectively, as of December 31, 2019. The total accumulated benefit obligations and the total fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $5,034 million and $3,627 million, respectively, as of December 31, 2020, and were $4,884 million and $3,595 million, respectively, as of December 31, 2019. The total accumulated benefit obligations for all pension plans were $5,212 million and $5,149 million as of December 31, 2020 and 2019, respectively.

The actuarial losses and gains impacting the benefit obligations for our pension and OPEB plans in 2020 are primarily due to changes in the economic environment, which resulted in a decrease to the discount rates selected for the plans as of December 31, 2020, compared to December 31, 2019. The actuarial losses impacting the benefit obligations for our pension and OPEB plans in 2019 were primarily due to changes in the economic environment, which resulted in a decrease to the discount rates selected for the plans as of December 31, 2019, compared to December 31, 2018.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Components of net periodic benefit cost (credit)

The components of net periodic benefit cost (credit) relating to our pension and OPEB plans for the years ended December 31, 2020, 2019 and 2018, were as follows:

	Pension Plans			OPEB Plans
(In millions)	2020	2019	2018	2020	2019	2018
Interest cost	$151	$181	$189	$4	$6	$6
Expected return on plan assets	(226)	(251)	(264)	—	—	—
Amortization of prior service credits	—	—	(1)	(4)	(11)	(14)
Amortization of actuarial losses (gains)	63	34	38	(6)	(6)	(5)

Non-operating credits	(12)	(36)	(38)	(6)	(11)	(13)

Service cost	14	15	19	1	—	1

Net periodic benefit costs (credits) before special events	2	(21)	(19)	(5)	(11)	(12)

Curtailments, settlements and other losses (gains) (1)	32	—	3	(14)	—	(13)

	$34	$(21)	$(16)	$(19)	$(11)	$(25)

(1)	Includes a settlement loss of $28 million for the year ended December 31, 2020, resulting from the wind-up of the Thorold pension plan.

The prior service credits and the actuarial gains and losses are amortized to “Non-operating pension and other postretirement benefit credits” in our Consolidated Statements of Operations, over the expected average remaining service lifetime or the average future lifetime, as applicable, of the respective plans.

Assumptions used to determine benefit obligations and net periodic benefit costs (credits)

The weighted-average assumptions used to determine the benefit obligations at the measurement dates (each December 31) and the net periodic benefit costs (credits) for the years ended December 31, 2020, 2019 and 2018, were as follows:

	Pension Plans			OPEB Plans
	2020	2019	2018	2020	2019	2018
Benefit obligations:
Discount rate	2.5%	3.0%	3.8%	2.5%	3.1%	3.9%
Rate of compensation increase	2.1%	2.1%	2.1%
Net periodic benefit cost (credit):
Discount rate	3.0%	3.8%	3.6%	3.1%	3.9%	3.6%
Expected return on assets	6.0%	6.5%	6.5%
Rate of compensation increase	2.1%	2.1%	2.1%

The discount rate for our domestic and foreign plans was determined with a model that develops a hypothetical high-quality bond portfolio, where the bonds are theoretically purchased to settle the expected benefit payments of the plans. The discount rate reflects the single rate that produces the same discounted values as the value of the theoretical bond portfolio. In determining the expected return on assets, we considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. In determining the rate of compensation increase, we reviewed historical salary increases and promotions, while considering current industry conditions, the terms of collective bargaining agreements with our employees, and the outlook for our industry. In determining the life expectancy rate of our domestic and foreign plans, we used the most recent actuarially-determined mortality tables and improvement scales. For the foreign plans, the mortality tables were adjusted with the result of our historical mortality experience study. The rates used are consistent with our future expectations of life expectancy for the employees who participate in our pension and OPEB plans.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The assumed health care cost trend rates used to determine the benefit obligations for our domestic and foreign OPEB plans as of December 31, 2020 and 2019, were as follows:

	2020		2019
	Domestic Plan	Foreign Plans	Domestic Plan	Foreign Plans
Health care cost trend rate assumed for next year	7.2%	4.8%	7.2%	4.8%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	4.5%	4.5%	4.5%	4.5%
Year that the rate reaches the ultimate trend rate	2033	2033	2032	2032

For the health care cost trend rates, we considered historical trends for these costs, actual experience of the plans, recently enacted health care legislation as well as future expectations.

Fair value of plan assets

The fair value of plan assets held by our pension plans as of December 31, 2020, was as follows:

(In millions)	Total	Level 1	Level 2	Level 3
Equity securities:
U.S. companies	$737	$737	$—	$—
Non-U.S. companies	1,197	1,197	—	—
Debt securities:
Corporate and government securities	1,086	36	1,050	—
Asset-backed securities	148	—	148	—
Cash and cash equivalents	179	179	—	—
Other plan assets, net	9	—	9	—

Total before investments measured at NAV	$3,356	$2,149	$1,207	$—

Investments measured at NAV	450

	$3,806

The fair value of plan assets held by our pension plans as of December 31, 2019, was as follows:

(In millions)	Total	Level 1	Level 2	Level 3
Equity securities:
U.S. companies	$717	$717	$—	$—
Non-U.S. companies	978	978	—	—
Debt securities:
Corporate and government securities	1,154	145	1,009	—
Asset-backed securities	294	—	294	—
Cash and cash equivalents	158	158	—	—
Certain insurance contracts (1)	106	—	—	106

Total before investments measured at NAV	$3,407	$1,998	$1,303	$106

Investments measured at NAV	455

	$3,862

(1)

The Level 3 plan assets were purchased during the year ended December 31, 2019. In December 2020, the Level 3 plan assets decreased by $106 million. The decrease includes assets settlements and sales of $98 million and $11 million, respectively, offset by gains of $2 million recognized in Accumulated other comprehensive loss and $1 million recognized in “Non-operating pension and other postretirement benefit credits” in our Consolidated Statements of Operations.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Equity securities include large-cap, mid-cap and small-cap publicly-traded companies mainly located in the U.S., Canada and other developed and emerging countries, as well as commingled equity funds invested in the same types of securities. The fair value of the equity securities is determined based on quoted market prices (Level 1).

Debt securities include corporate bonds of U.S. and Canadian companies from diversified industries, bonds and Treasuries issued by the U.S. government and the Canadian federal and provincial governments, asset-backed securities and commingled fixed income funds invested in these same types of securities. The fair value of the debt securities is determined based on quoted market prices (Level 1), and market-corroborated inputs such as matrix prices, yield curves and indices (Level 2).

Certain insurance contracts include group contracts that have been purchased to cover a portion of the plan members. The fair value of annuity buy-in contracts changes based on fluctuations in the obligation associated with the covered plan members (Level 3).

Other plan assets, net, include accrued interest and dividends, and amounts receivable or payable for unsettled security transactions. The fair value of accrued interest and dividends is determined based on market-corroborated inputs such as declared dividends and stated interest rates (Level 2). The fair value of receivables and payables for unsettled security transactions is determined based on market-corroborated inputs such as the trade date fair value of the security (Level 2).

Investments measured at NAV are excluded from the fair value hierarchy tables. These investments are commingled funds, composed of either debt securities, equity securities or real estate investments, where the corresponding NAV per share is equal to the total net assets divided by the total number of shares.

Long-term strategy and objective

Our investment strategy and objective is to maximize the long-term rate of return on our plan assets within an acceptable level of risk in order to meet our current and future obligations to pay benefits to qualifying employees and their beneficiaries while minimizing and stabilizing pension benefit costs and contributions. Diversification of assets is achieved through strategic allocations to various asset classes, and by retaining multiple, experienced third-party investment management firms with complementary investment styles and philosophies to implement these allocations. Risk is further managed by reviewing our investment policies at least annually and monitoring our fund managers at least quarterly for compliance with mandates and performance measures. A series of permitted and prohibited investments are listed in our respective investment policies, which are provided to our fund managers. The use of derivative financial instruments for speculative purposes and investments in the equity or debt securities of Resolute and its affiliates is prohibited.

We have established a target asset allocation policy and ranges for each participating defined benefit pension plan based upon analysis of risk and return tradeoffs and correlations of asset mixes given long-term historical returns, prospective capital market returns, forecasted benefit payments and the forecasted timing of those payments. The targeted asset allocation policy of the plan assets is designed to hedge the change in the pension liabilities resulting from fluctuations in the discount rate by investing in debt and other securities, while also generating excess returns required to reduce the unfunded pension deficit by investing in equity securities with higher potential returns. The targeted asset allocation policy of each participating defined benefit pension plan is 50% equity securities, with an allowable range of 30% to 60%, and 50% debt and other securities, with an allowable range of 40% to 70%, including up to 5% in short-term instruments required for near-term liquidity needs. Approximately 60% of the equity securities are targeted to be invested in the U.S. and Canada, with the balance in other developed and emerging countries. Substantially all of the debt securities are targeted to be invested in the U.S. and Canada. The asset allocation for each participating defined benefit pension plan is reviewed periodically and, when necessary, rebalanced to bring the asset allocation within the prescribed ranges.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Expected benefit payments and future contributions

As of December 31, 2020, benefit payments expected to be paid over the next 10 years are as follows:

(In millions)	Pension Plans (1)	OPEB Plans
2021	$342	$12
2022	$335	$11
2023	$328	$10
2024	$321	$10
2025	$314	$9
2026 - 2030	$1,454	$40

(1)	Benefit payments are expected to be paid from the plans’ net assets.

We expect our 2021 pension contributions (excluding contributions to our defined contribution plans) to be approximately $102 million.

Canadian pension funding

Quebec plans

The funding of our Quebec pension plans is subject to Quebec’s Supplemental Pension Plans Act (or, the “SPPA”), which is the pension plan funding regime generally applicable to pension plans in that province. Our contributions to our Quebec plans are determined on a going concern basis under the Quebec’s SPPA.

Ontario plans

Since January 1, 2019, all of our Ontario pension plans have been subject to the Ontario Pension Benefits Act (or, the “PBA”), which is the pension plan funding regime generally applicable to pension plans in that province. The PBA provides for funding pension fund deficits on a going concern basis, or on a solvency basis if the solvency funded status of a pension plan is below 85%.

Additional undertakings

Our principal Canadian subsidiaries had entered into certain undertakings with the Government of Ontario and Quebec, which expired in 2015 and 2016, respectively. The expiration of those undertakings did not eliminate ongoing obligations we incurred under the terms of those undertakings prior to their expiration, including the undertaking requiring us to make an additional solvency deficit reduction contribution to our pension plans of C$75, payable over four years, for each metric ton of capacity reduced in Quebec or Ontario, in the event of downtime of more than six consecutive months or nine cumulative months over a period of 18 months. Accordingly, we made additional contributions for past capacity reductions of C$4 million and C$2 million in 2019 and 2020, respectively. The 2020 contribution was the last one required to be made.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 17. Income Taxes

Income before income taxes by taxing jurisdiction for the years ended December 31, 2020, 2019 and 2018, was as follows:

(In millions)	2020	2019	2018
U.S.	$(126)	$(205)	$(90)
Foreign	187	216	477

	$61	$11	$387

The income tax provision for the years ended December 31, 2020, 2019 and 2018, was comprised of the following:

(In millions)	2020	2019	2018
U.S. Federal and State:
Current	$—	$—	$—
Deferred	—	—	—

	—	—	—

Foreign:
Current	—	—	12
Deferred	(51)	(58)	(164)

	(51)	(58)	(152)

Total:
Current	—	—	12
Deferred	(51)	(58)	(164)

	$(51)	$(58)	$(152)

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Effective income tax rate reconciliation

The income tax provision attributable to income before income taxes differs from the amounts computed by applying the U.S. federal statutory income tax rate of 21% for the years ended December 31, 2020, 2019 and 2018, as a result of the following:

(In millions)	2020	2019	2018
Income before income taxes	$61	$11	$387

Income tax provision:
Expected income tax provision	(13)	(2)	(81)
Changes resulting from:
Valuation allowance (1)	(11)	(43)	59
Foreign exchange	(6)	2	(29)
U.S. tax on non-U.S. earnings	(23)	(7)	(65)
State income taxes, net of federal income tax benefit	6	7	4
Foreign tax rate differences	(10)	(11)	(24)
Nondeductible expenses (2)	—	(6)	(15)
Other, net (3)	6	2	(1)

	$(51)	$(58)	$(152)

(1)	During 2020 and 2019, we recorded an increase to our valuation allowance of $11 million and $43 million, respectively, related to our U.S. operations.

During 2018, we recorded a decrease in our valuation allowance of $59 million, primarily related to our U.S. operations.

(2)	During 2018, we recorded an income tax provision of $13 million for a nondeductible goodwill impairment charge, before a corresponding adjustment to valuation allowance.
(3)	During 2020, we recorded a $4 million adjustment related to the settlement of an insurance claim in connection with our acquisition of Atlas.

Deferred income taxes

At each reporting period, we assess whether it is more likely than not that the deferred income tax assets will be realized, based on the review of all available positive and negative evidence, including future reversals of existing taxable temporary differences, estimates of future taxable income, past operating results, and prudent and feasible tax planning strategies. The carrying value of our deferred income tax assets reflects our expected ability to generate sufficient future taxable income in certain tax jurisdictions to utilize these deferred income tax assets.

Following the assessment of our ability to realize the deferred income tax assets of our U.S. operations, we concluded that existing negative evidence outweighed positive evidence. As a result, we recognized a full valuation allowance against our net U.S. deferred income tax assets. The historical operating losses of our U.S. operations limited our ability to consider other subjective positive evidence. A valuation allowance does not reduce our underlying tax attributes, nor hinders our ability to use them in the future.

The positive evidence for our Canadian operations, which included a review of historical cumulative earnings and our forecasted future earnings, resulted in the conclusion by management that no significant valuation allowances were required for our deferred income tax assets, as they were determined to be more likely than not to be realized.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Net deferred income tax assets as of December 31, 2020 and 2019, were comprised of the following:

(In millions)	2020	2019
Fixed assets	$(57)	$(28)
Operating lease right-of-use assets	(15)	(16)
Other	(25)	(28)

Deferred income tax liabilities	(97)	(72)

Fixed assets	297	346
Pension and OPEB plans	408	378
Net operating loss carryforwards and deduction limitation	660	616
Net capital loss carryforwards	41	35
Undeducted research and development expenditures	195	188
Tax credit carryforwards	98	96
Operating lease liabilities	15	16
Other	72	65

Deferred income tax assets	1,786	1,740

Valuation allowance	(774)	(753)

Net deferred income tax assets	$915	$915

Amounts recognized in our Consolidated Balance Sheets consisted of:
Deferred income tax assets	$915	$915

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

The balance of tax attributes and their dates of expiration as of December 31, 2020, were as follows:

(In millions)	Related Deferred Income Tax Asset		Year of Expiration
Net operating loss carryforwards and deduction limitation:
U.S. federal: $2,072	$435	(1)	2023 – 2037
U.S. federal and deduction limitation: $457	96	(1)	Indefinite
U.S. state: $2,164	109	(1)	2021 – 2040
U.S. state and deduction limitation: $221	7	(1)	Indefinite
Canadian federal and provincial (excluding Quebec): $39	7		2030 – 2039
Quebec: $60	5		2028 – 2039
Other	1		Indefinite

	$660
Net capital loss carryforwards:
U.S. federal and state: $23	$5	(1)	2025
Canadian federal and provincial (excluding Quebec): $117	31		Indefinite
Quebec: $53	5		Indefinite

	$41
Undeducted research and development expenditures:
Canadian federal and provincial (excluding Quebec): $697	$119		Indefinite
Quebec: $831	76		Indefinite

	$195
Tax credit carryforwards:
Canadian research and development, and other	$78		2022 – 2040
U.S. state and other	20	(1)	2021 – 2035

	$98

(1)	As of December 31, 2020, we had a full valuation allowance against our U.S. operations net deferred income tax assets.

Our U.S. federal net operating loss carryforwards are subject to annual limitations under § 382 of the U.S. Internal Revenue Code of 1986, as amended, (or, “IRC § 382”), resulting from a previous ownership change. We do not expect that IRC § 382 would limit the utilization of our available U.S. federal net operating loss carryforwards prior to their expiration.

We consider our foreign earnings to be permanently invested. Accordingly, we do not provide for the additional U.S. and foreign income taxes that could become payable upon remittance of undistributed earnings of our foreign subsidiaries. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the U.S.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Unrecognized tax benefits

The following table summarizes the activity related to our gross unrecognized tax benefits for the years ended December 31, 2020 and 2019:

(In millions)	2020	2019
Beginning of year	$29	$28
Increase (decrease) resulting from:
Settlements with taxing authorities	(2)	—
Positions taken in the prior period	1	2
Expirations of statute of limitations	—	(1)

End of year	$28	$29

If the total amount of unrecognized tax benefits were recognized as of December 31, 2020, $2 million would affect the effective tax rate.

In the normal course of business, we are subject to audits from federal, state, provincial and other tax authorities. U.S. federal tax returns for 2016 and subsequent years, as well as Canadian tax returns for 2016 and subsequent years, remain subject to examination by tax authorities.

We do not expect a significant change to the amount of unrecognized tax benefits over the next 12 months. However, any adjustments arising from certain ongoing examinations by tax authorities could alter the timing or amount of taxable income or deductions, or the allocation of income among tax jurisdictions, and these adjustments could differ from the amount accrued. We believe that taxes accrued in our Consolidated Balance Sheets fairly represent the amount of income taxes to be settled or realized in the future.

Note 18. Commitments and Contingencies

Commitments

In the normal course of business, we have entered into various supply agreements, water rights agreements, purchase commitments and harvesting rights agreements (for land that we manage for which we make payments to various Canadian provinces based on the amount of timber harvested).

As of December 31, 2020, these commitments were as follows:

(In millions)	Commitments (1)
2021	$73
2022	64
2023	45
2024	3
2025	1
2026 and thereafter	16

$202

(1)	Includes energy purchase obligations of $148 million through 2027 for certain of our pulp and paper mills.

Legal matters

We become involved in various legal proceedings, claims and governmental inquiries, investigations, and other disputes in the normal course of business, including matters related to contracts, commercial and trade disputes, taxes, environmental issues, activist damages, employment and workers’ compensation claims, grievances, human rights complaints, pension and benefit plans and obligations, health and safety, product safety and liability, asbestos exposure, financial reporting and disclosure obligations, corporate governance, Indigenous peoples’ claims, antitrust, governmental regulations, and other matters. Although the final outcome is subject to many variables and cannot be predicted with any degree of certainty, we regularly assess the status of the matters and establish provisions (including legal costs expected to be incurred) when we believe an adverse

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

outcome is probable, and the amount can be reasonably estimated. Except as described below and for claims that cannot be assessed due to their preliminary nature, we believe that the ultimate disposition of these matters outstanding or pending as of December 31, 2020, will not have a material adverse effect on our Consolidated Financial Statements.

Asbestos-related lawsuits

We are involved in a number of asbestos-related lawsuits filed primarily in U.S. state courts, including certain cases involving multiple defendants. These lawsuits principally allege direct or indirect personal injury or death resulting from exposure to asbestos-containing premises. While we dispute the plaintiffs’ allegations and intend to vigorously defend these claims, the ultimate resolution of these matters cannot be determined at this time. These lawsuits frequently involve claims for unspecified compensatory and punitive damages, and we are unable to reasonably estimate a range of possible losses. However, unfavorable rulings, judgments or settlement terms could materially impact our Consolidated Financial Statements. Hearings for certain of these matters are scheduled to occur in 2021.

Countervailing duty and anti-dumping investigations of softwood lumber

On November 25, 2016, countervailing duty and anti-dumping petitions were filed with the U.S. Department of Commerce (or, “Commerce”) and the U.S. International Trade Commission (or, “ITC”) by certain U.S. softwood lumber products producers and forest landowners, requesting that the U.S. government impose countervailing and anti-dumping duties on Canadian-origin softwood lumber products exported to the U.S. One of our subsidiaries was identified in the petitions as being a Canadian exporting producer of softwood lumber products to the U.S. and was selected as a mandatory respondent to be investigated by Commerce in both the countervailing duty and anti-dumping investigations.

On April 24, 2017, Commerce announced its preliminary determination in the countervailing duty investigation and, as a result, after April 28, 2017, we were required to pay cash deposits to U.S. Customs at a rate of 12.82% for estimated countervailing duties on the vast majority of our U.S. imports of softwood lumber products produced at our Canadian sawmills. The preliminary rate remained in effect until August 26, 2017. Commerce changed the rate in its final affirmative determination on November 2, 2017, but the new rate did not take effect until December 28, 2017, following the ITC’s final affirmative determination and the publication by Commerce of a countervailing duty order. Until November 30, 2020, we have been required to pay cash deposits to U.S. Customs at a rate of 14.70% for the vast majority of our U.S. imports of Canadian-produced softwood lumber products. On December 1, 2020, Commerce issued its final results in the countervailing duties first administrative review and established our new rate at 19.10% for countervailing duties. This rate will apply until Commerce sets a new duty rate in subsequent administrative reviews, or a new rate may be set through a remand determination by a binational panel formed pursuant to the North American Free Trade Agreement or United States-Mexico-Canada Agreement, as the case may be (or, “Panel”) on appeal. Through December 31, 2020, our cash deposits totaled $194 million and, based on the 19.10% rate and our current operating parameters, could be as high as $75 million per year.

On June 26, 2017, Commerce announced its preliminary determination in the anti-dumping investigation and, as a result, after June 30, 2017, we were required to pay cash deposits to U.S. Customs at a rate of 4.59% for estimated anti-dumping duties on the vast majority of our U.S. imports of softwood lumber products produced at our Canadian sawmills. On November 2, 2017, Commerce announced its final affirmative determination in the anti-dumping investigation and, as a result, from November 8, 2017 to November 29, 2020, we have been required to pay cash deposits to U.S. Customs, at a rate of 3.20% for the vast majority of our U.S. imports of Canadian-produced softwood lumber products. On November 30, 2020, Commerce issued its final results in the anti-dumping first administrative review and established our new rate at 1.15% for anti-dumping duties. This rate will apply until Commerce sets a new duty rate in subsequent administrative reviews, or a new rate may be set through a remand determination by a Panel on appeal. Through December 31, 2020, our cash deposits totaled $49 million and, based on the 1.15% rate and our current operating parameters, could be as high as $5 million per year.

On April 1, 2019, Commerce published a notice initiating the administrative reviews of the countervailing duty and anti-dumping orders on softwood lumber products from Canada. We were selected as a mandatory respondent in these administrative reviews and we are in the process of responding to Commerce with the information requested. On March 10, 2020, Commerce published a notice initiating the second administrative review of the countervailing duty and anti-dumping orders on softwood lumber products from Canada. We were selected as a mandatory respondent for the second administrative review of the countervailing duty order.

In parallel, on September 4, 2019, a Panel issued an interim decision upholding the affirmative final injury determinations of the ITC in both investigations of softwood lumber products from Canada. The Panel remanded the ITC to reconsider several findings and ordered the ITC to submit its redetermination on remand within 90 days from the date of the Panel interim

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

decision. On December 19, 2019, the ITC issued its redetermination on remand that maintained the affirmative final injury determinations, and on May 22, 2020, the Panel issued its final decision and affirmed in its entirety the ITC’s injury determination on remand. On January 6, 2021, and January 19, 2021, we filed our complaints supporting Panel reviews of the final results in the countervailing and anti-dumping first administrative reviews.

In addition, on August 24, 2020, the World Trade Organization’s (or, “WTO”) dispute panel issued a report (or, the “Panel Report”) in the case brought by the government of Canada in “United States — Countervailing Measures on Softwood Lumber from Canada” (DS533), concluding, among other things, that Commerce acted inconsistently with the Agreement on Subsidies and Countervailing Measures on most of the matters. On September 28, 2020, the United States notified the WTO’s dispute settlement body of its decision to appeal the Panel Report.

We are not presently able to determine the ultimate resolution of these matters, but we believe it is not probable that we will ultimately be assessed with significant duties, if any, on our U.S. imports of Canadian-produced softwood lumber products. Accordingly, no contingent loss was recorded in respect of these petitions in our Consolidated Statements of Operations, and our cash deposits were recorded in “Other assets” in our Consolidated Balance Sheets.

Fibrek acquisition

Effective July 31, 2012, we completed the final step of the transaction pursuant to which we acquired the remaining 25.40% of the outstanding Fibrek Inc. (or, “Fibrek”) shares, following the approval of Fibrek’s shareholders on July 23, 2012, and the issuance of a final order by the Quebec Superior Court in Canada (or, “Quebec Superior Court”) approving the arrangement on July 27, 2012. Certain former shareholders of Fibrek exercised rights of dissent in respect of the transaction, asking for a judicial determination of the fair value of their claim under the Canada Business Corporations Act. On September 26, 2019, the Quebec Superior Court rendered a decision fixing the fair value of the shares of the dissenting shareholders at C$1.99 per share, or C$31 million in aggregate, plus interest and an additional indemnity, for a total currently estimated at C$44 million payable in cash. We had previously accrued C$14 million for the payment of the dissenting shareholders’ claims. Following the court decision, we accrued an additional C$30 million ($23 million), and as a result recorded $23 million in “Other (expense) income, net” in our Consolidated Statement of Operations for the year ended on December 31, 2019. Of the total amount of C$44 million, C$19 million ($14 million) was payable immediately and paid on October 2, 2019, bringing the remaining balance to C$25 million ($20 million and $19 million as of December 31, 2020 and 2019, respectively), which was recorded in “Other liabilities” in our Consolidated Balance Sheets as of December 31, 2020 and 2019. We are appealing the decision, therefore the payment of any additional consideration and its timing will depend on the outcome of the appeal. On November 13, 2019, a legal hypothec in the amount of C$30 million ($24 million) was registered on our Saint-Félicien (Quebec) immovable and movable property to secure the payment of any additional amounts following the outcome of the appeal. The hearing in this matter has not yet been scheduled but could occur in 2021.

Partial wind-ups of pension plans

On June 12, 2012, we filed a motion for directives with the Quebec Superior Court, the court with jurisdiction in the creditor protection proceedings under the Companies’ Creditors Arrangement Act (Canada) (or, the “CCAA Creditor Protection Proceedings”), seeking an order to prevent pension regulators in each of Quebec, New Brunswick, and Newfoundland and Labrador from declaring partial wind-ups of pension plans relating to employees of former operations in New Brunswick, and Newfoundland and Labrador, or a declaration that any claim for accelerated reimbursements of deficits arising from a partial wind-up is a barred claim under the CCAA Creditor Protection Proceedings. We contend, among other things, that any such declaration, if issued, would be inconsistent with the Quebec Superior Court’s sanction order confirming the CCAA debtors’ CCAA Plan of Reorganization and Compromise, as amended, and the terms of our emergence from the CCAA Creditor Protection Proceedings. A partial wind-up would likely shorten the period in which any deficit within those plans, which could reach up to C$150 million ($118 million), would have to be funded if we do not obtain the relief sought. The hearing in this matter has not yet been scheduled but could occur in 2021.

Environmental matters

We are subject to a number of federal or national, state, provincial, and local environmental laws, regulations, and orders in various jurisdictions. We believe our operations are in material compliance with current applicable environmental laws and regulations. Environmental regulations promulgated and orders issued in the future could require substantial additional expenditures for compliance and could have a material impact on us, in particular, and the industry in general.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

We have environmental liabilities of $15 million and $8 million recorded as of December 31, 2020 and 2019, primarily related to environmental remediation related to closed sites. The amount of these liabilities represents management’s estimate of the ultimate settlement based on an assessment of relevant factors and assumptions and could be affected by changes in facts or assumptions not currently known to management for which the outcome cannot be reasonably estimated at this time. These liabilities are included in “Accounts payable and accrued liabilities” or “Other liabilities” in our Consolidated Balance Sheets.

We also have asset retirement obligations of $25 million and $26 million recorded as of December 31, 2020 and 2019, primarily consisting of liabilities associated with landfills, sludge basins and the dismantling of retired assets. These liabilities are included in “Accounts payable and accrued liabilities” and “Other liabilities” in our Consolidated Balance Sheets.

Note 19. Share Capital

Common stock

We are authorized under our certificate of incorporation, as amended and restated, to issue up to 190 million shares of common stock, par value $0.001 per share, of which 14,320,960 shares have been reserved for issuance under the Incentive Plans (as defined in Note 20, “Share-Based Compensation”).

Treasury stock

On March 2, 2020, our board of directors authorized a share repurchase program of up to 15% of our common stock, for an aggregate consideration of up to $100 million. During the year ended December 31, 2020, we repurchased 6.9 million shares at a cost of $30 million under this program. During the year ended December 31, 2019, we repurchased 4.8 million shares at a cost of $24 million under our $150 million share repurchase program, which was completed in 2019. We did not repurchase any shares during 2018.

Dividends

We declared and paid a special dividend of $1.50 per share ($136 million) on our common stock in 2018. We did not declare or pay any dividends on our common stock during the years ended December 31, 2020 and 2019.

Preferred stock

We are authorized under our certificate of incorporation, as amended and restated, to issue 10 million shares of preferred stock, par value $0.001 per share. As of December 31, 2020 and 2019, no preferred shares were issued and outstanding.

Note 20. Share-Based Compensation

Incentive Plans

The Resolute Forest Products Equity Incentive Plan, as amended (or, the “Incentive Plan”), administered by the human resources and compensation/nominating and governance committee of the board of directors, became effective in 2010 and provides for the grant of equity-based and liability-based awards, including stock options, stock appreciation rights, restricted stock, RSUs, DSUs, PSUs (collectively, “stock incentive awards”), and cash incentive awards to certain of our officers, directors, employees, consultants and advisors. The Incentive Plan reserved for issuance 9 million shares for stock incentive awards. In 2019, we established and adopted the Resolute Forest Products 2019 Equity Incentive Plan (or, the “2019 Incentive Plan”), which authorized 3 million shares to be issued as stock incentive awards. In 2020, an additional 2.3 million shares were authorized, for a total of 5.3 million shares. Since the adoption of the 2019 Incentive Plan, no more awards can be granted under the Incentive Plan. As of December 31, 2020, 2.2 million shares were available for grants under the 2019 Incentive Plan. We refer to both the Incentive Plan and the 2019 Incentive Plan as the “Incentive Plans”.

Awards for employees who retire (upon meeting certain age and service criteria) at least six months after the grant date and prior to the end of the vesting period will continue to vest after retirement, in accordance with the normal vesting schedule. The requisite service periods for the stock incentive awards are reduced on an individual basis, as necessary, to reflect the grantee’s individual retirement eligibility date.

For the years ended December 31, 2020, 2019 and 2018, share-based compensation expense under the Incentive Plans was $14 million ($1.2 million tax benefit), $2 million (no tax benefit) and $17 million ($1 million tax benefit), respectively. As of December 31, 2020, there was $13 million of unrecognized compensation cost, which is expected to be recognized over a remaining service period of three years.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Stock options

Under the Incentive Plans, stock options become exercisable ratably over a period of four years and, unless terminated earlier in accordance with their terms, expire 10 years from the date of grant. New shares of our common stock are issued upon the exercise of a stock option. In certain cases, we withhold shares in respect of option costs and applicable taxes. We have not granted any stock options since 2013. Since the adoption of the 2019 Incentive Plan, stock options can no longer be granted under our Incentive Plans.

The activity of outstanding stock options for the year ended December 31, 2020, was as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Contractual Life (years)
Balance as of December 31, 2019	959,399	$16.09	2.8
Forfeited	(46,498)	$16.14

Balance as of December 31, 2020	912,901	$16.09	1.8

Exercisable as of December 31, 2020	912,901	$16.09	1.8

The total intrinsic value of stock options exercised in 2018 was less than $1 million. No stock options were exercised in 2020 and 2019.

Restricted stock units and deferred stock units

Under the Incentive Plans, each RSU and DSU granted provides the holder upon vesting the right to receive one share of our common stock for equity-based awards, and the equivalent in cash for liability-based awards. The awards vest ratably over a period of four years for employees and one year for directors. Awards to employees are settled upon vesting, while awards to directors are settled ratably over a period of three years or upon separation from the board of directors, as applicable, based on the director’s country of residency. We withhold shares in respect of applicable taxes.

The activity of nonvested RSUs and DSUs for the year ended December 31, 2020, was as follows:

	Number of Units
	Equity- Based Awards	Liability- Based Awards	Total	Weighted- Average Fair Value at Grant Date
Balance as of December 31, 2019	1,356,016	755,934	2,111,950	$6.32
Granted	688,797	1,200,163	1,888,960	$3.87
Vested	(688,126)	(695,347)	(1,383,473)	$5.20
Forfeited	(77,672)	(132,486)	(210,158)	$5.24

Balance as of December 31, 2020	1,279,015	1,128,264	2,407,279	$5.14

There were 225,168 equity-based and 316,435 liability-based RSUs and DSUs granted to directors that vested but were not settled as of December 31, 2020.

The weighted-average grant-date fair value of all RSUs and DSUs granted in 2019 and 2018, was $5.55 and $8.93, respectively. The total fair value of RSUs and DSUs vested in 2020, 2019 and 2018, was $7 million, $5 million and $12 million, respectively. We paid $3 million, $1 million and $2 million for liability-based RSUs and DSUs in 2020, 2019 and 2018, respectively.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Performance stock units

Under the Incentive Plans, each PSU provides the holder the right to receive upon vesting one share of our common stock for equity-based awards, and the equivalent in cash for liability-based awards, subject to an adjustment based on market and/or performance conditions. The awards vest after a period of up to 40 months upon which they are settled. No awards vest when the minimum thresholds are not achieved. We withhold shares in respect of applicable taxes. The fair value of PSUs granted was estimated using a Monte Carlo simulation model, using the following assumptions:

	2020	2019	2018
Expected volatility	57% -77%	56% -58%	57%
Risk-free interest rate	0.11% -2.99%	1.58% -1.70%	2.73% -2.99%

The activity of nonvested PSUs for the year ended December 31, 2020, was as follows:

	Number of Units
	Equity- Based Awards	Liability- Based Awards	Total	Weighted- Average Fair Value at Grant Date
Balance as of December 31, 2019	2,353,420	1,127,021	3,480,441	$5.99
Granted	688,797	700,693	1,389,490	$4.09
Vested	(1,271,527)	(420,137)	(1,691,664)	$4.22
Performance adjustment	103,703	34,265	137,968	$3.95
Forfeited	(78,990)	(130,515)	(209,505)	$5.38

Balance as of December 31, 2020	1,795,403	1,311,327	3,106,730	$6.05

The weighted-average grant-date fair value of all PSUs granted in 2019 and 2018, was $5.29 and $9.01, respectively. The total fair value of PSUs vested in 2020, 2019 and 2018, was $5 million, $7 million and $2 million, respectively. We paid $1 million and $1 million for liability-based PSUs in 2020 and 2019, respectively. There was no cash paid for liability-based PSUs in 2018.

Deferred Compensation Plan

In 2011, the board of directors adopted the Resolute Forest Products Outside Director Deferred Compensation Plan (the “Deferred Compensation Plan”), which allows non-employee directors to surrender 50% or 100% of their cash fees in exchange for DSUs or RSUs, as applicable, based on the director’s country of residency. The number of awards issued pursuant to the Deferred Compensation Plan is based on 110% of the fees earned, resulting in a 10% premium incentive.

Under the Deferred Compensation Plan, each RSU and DSU granted provides the holder the right to receive payment in cash in an amount equal to the fair market value of one share of our common stock upon vesting. The awards have a nonforfeitable right or vest ratably over a period of three years, as applicable, and are settled with cash ratably over a period of three years or upon separation from the board of directors, as applicable, based on the director’s country of residency. All of our outstanding stock incentive awards pursuant to the Deferred Compensation Plan were accounted for as liability awards.

Share-based compensation expense under the Deferred Compensation plan for the years ended December 31, 2020 and 2018 was $2 million and less than $1 million, respectively. There was a $1 million reversal in share-based compensation expense for the year ended December 31, 2019.

RSUs and DSUs outstanding under the Deferred Compensation Plan as of December 31, 2020 and 2019 were 481,056 and 330,900, respectively. The total fair value of RSUs and DSUs vested in 2020, 2019 and 2018 was less than $1 million, less than $1 million and $1 million, respectively.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 21. Segment Information

We manage our business based on the products we manufacture. Accordingly, our reportable segments correspond to our principal product lines: market pulp, tissue, wood products, and paper. As of the second quarter of 2020, the results from our newsprint and specialty papers operations have been combined to form the paper reportable segment. This better reflects management’s internal analysis, given the diminishing percentage newsprint and specialty papers represent in our product portfolio. Comparative year information has been modified to conform to this revised segment presentation.

None of the income or loss items following “Operating income” in our Consolidated Statements of Operations are allocated to our segments, since those items are reviewed separately by management. For the same reason, closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, as well as other discretionary charges or credits are not allocated to our segments. We allocate depreciation and amortization expense to our segments, although the related fixed assets and amortizable intangible assets are not allocated to segment assets. Additionally, all selling, general and administrative expenses are allocated to our segments, with the exception of certain discretionary charges and credits, which we present under “corporate and other.”

In each of 2020, 2019 and 2018, no assets were identifiable by segment and reviewed by management.

Information about certain segment data for the years ended December 31, 2020, 2019 and 2018, was as follows:

(In millions)	Market Pulp (1)	Tissue (2)	Wood Products (3)	Paper	Segment Total	Corporate and Other	Total
Sales
2020	$668	$173	$1,025	$934	$2,800	$—	$2,800
2019	$797	$165	$616	$1,345	$2,923	$—	$2,923
2018	$1,085	$130	$823	$1,718	$3,756	$—	$3,756

Depreciation and amortization
2020	$24	$18	$43	$69	$154	$15	$169
2019	$23	$18	$34	$72	$147	$20	$167
2018	$27	$15	$32	$113	$187	$25	$212

Operating income (loss)
2020	$(1)	$(1)	$276	$(46)	$228	$(129)	$99
2019	$39	$(16)	$(6)	$82	$99	$(82)	$17
2018	$172	$(30)	$169	$114	$425	$(46)	$379

Capital expenditures
2020	$15	$8	$26	$23	$72	$6	$78
2019	$29	$8	$23	$43	$103	$10	$113
2018	$53	$27	$37	$34	$151	$4	$155

(1)

Inter-segment sales of $28 million, $36 million and $39 million, were excluded from market pulp sales for the years ended December 31, 2020, 2019 and 2018, respectively. Effective July 1, 2019, these sales were transacted either at the lowest market price of the previous month or cost. Previously, these sales were transacted at cost.

(2)	The operating results of our Calhoun tissue operations, previously recorded under “corporate and other,” have been recorded in our tissue segment since April 1, 2018.
(3)

Wood products sales to our joint ventures, which are transacted at arm’s length negotiated prices, were $28 million, $22 million and $26 million for the years ended December 31, 2020, 2019 and 2018, respectively.

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Sales are attributed to countries based on the location of the customer. No single customer, related or otherwise, accounted for 10% or more of our 2020, 2019 or 2018 consolidated sales. No country in the “Other countries” group in the table below exceeded 2% of consolidated sales. Sales by country for the years ended December 31, 2020, 2019 and 2018, were as follows:

(In millions)	2020	2019	2018
U.S.	$2,038	$2,026	$2,581

Foreign countries:
Canada	463	405	513
Mexico	63	87	148
Other countries	236	405	514

	762	897	1,175

	$2,800	$2,923	$3,756

Long-lived assets by country as of December 31, 2020 and 2019, were as follows:

(In millions)	2020	2019
U.S.	$666	$540
Canada	898	1,028

	$1,564	$1,568

RESOLUTE FOREST PRODUCTS INC.

Notes to Consolidated Financial Statements

Note 22. Quarterly Information (Unaudited)

	2020
(In millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Sales	$689	$612	$730	$769	$2,800
Operating (loss) income	$(8)	$6	$97	$4	$99
Net (loss) income attributable to Resolute Forest Products Inc.	$(1)	$6	$57	$(52)	$10
Basic net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders	$(0.01)	$0.07	$0.66	$(0.63)	$0.12
Diluted net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders	$(0.01)	$0.07	$0.66	$(0.63)	$0.12

	2019
(In millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Sales	$795	$755	$705	$668	$2,923
Operating income (loss)	$64	$40	$(18)	$(69)	$17
Net income (loss) attributable to Resolute Forest Products Inc.	$42	$25	$(43)	$(71)	$(47)
Basic net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders	$0.45	$0.27	$(0.47)	$(0.79)	$(0.51)
Diluted net income (loss) per share attributable to Resolute Forest Products Inc. common shareholders	$0.45	$0.27	$(0.47)	$(0.79)	$(0.51)

Note 23. Subsequent Events

The following significant events occurred subsequent to December 31, 2020:

•

On February 2, 2021, we completed the Offering of $300 million aggregate principal amount of our 4.875% senior notes due 2026 at an issue price of 100%. The 2026 Notes are unsecured and are guaranteed by all of our current and, subject to certain conditions, future material wholly-owned U.S. subsidiaries. The Notes mature on March 1, 2026, unless earlier redeemed or repurchased, and will be recorded in “Long-term debt” in our consolidated balance sheet at their fair value of $300 million. Interest on the notes is payable semi-annually on March 1 and September 1 of each year, beginning on September 1, 2021.

We used the net proceeds of the Offering, together with cash on hand, to redeem all of the outstanding $375 million aggregate principal amount of our 5.875% senior notes due 2023, at a price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. In connection with the redemption of all $375 million aggregate principal amount of the 2023 Notes (the “Redemption”), we placed the net proceeds of the closing of the Offering, together with additional cash, into trust for the benefit of the holders of the 2023 Notes. The Redemption occurred on February 18, 2021.

•

Effective January 21, 2021, we reduced the commitment under the Canadian tranche of our senior secured asset-based revolving credit facility by $50 million, to $250 million, resulting in an aggregate commitment of $450 million, subject to borrowing base limitations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Resolute Forest Products Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Resolute Forest Products Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive (loss) income, changes in equity and cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Financial Statements and Assessment of Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the US federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As described in Management’s Report on Financial Statements and Assessment of Internal Control over Financial Reporting, management has excluded the subsidiaries acquired from Conifex Timber Inc. on February 1, 2020, the business of which consists mainly in the operation of three sawmills and related assets in Cross City (Florida) and in Glenwood and El Dorado (Arkansas), (the US Sawmill Business) from its assessment of internal control over financial reporting as of December 31, 2020 because it was acquired by the Company in a purchase business combination during 2020. We have also excluded the US Sawmill Business from our audit of internal control over financial reporting. The US Sawmill Business consists of wholly-owned subsidiaries whose total assets and total sales excluded from management’s assessment and our audit of internal control over financial reporting represent $256 million and $137 million, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2020.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Long-lived Assets Impairment Assessment for an asset group for which management identified impairment indicators

As described in notes 2, 10, 11 and 12 to the consolidated financial statements, the Company’s consolidated long-lived assets balance was $1,564 million as of December 31, 2020 and comprised $1,441 million fixed assets, net, $63 million amortizable intangible assets, net and $60 million operating lease right-of-use assets. Management reviews long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of an asset group may no longer be recoverable. For asset groups that are held and used, the asset group represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other asset groups. The recoverability of an asset group that is held and used is tested by comparing the carrying value of the asset group to the sum of the estimated undiscounted future cash flows expected to be generated by that asset group. The principal assumptions used by management to estimate these undiscounted future cash flows include, but are not limited to, periods of operation, projections of product pricing, production levels and sales volumes, product costs, market supply and demand, foreign exchange rates, inflation, and projected capital spending. If it is determined that an asset group is not recoverable, an impairment loss is recognized in the amount by which the asset group’s carrying value exceeds its fair value. No impairment charge was required in the current year.

The principal considerations for our determination that performing procedures relating to long-lived assets impairment assessment for an asset group for which management identified impairment indicators is a critical audit matter are (i) the high degree of auditor judgment and subjectivity in applying procedures relating to the recoverability of the asset group being tested for impairment due to the significant judgment required by management when developing the undiscounted future cash flows and (ii) significant audit effort in evaluating the principal assumptions related to the projections of product pricing and sales volumes, product costs and projected capital spending.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s long-lived assets impairment assessment for an asset group for which management identified impairment indicators, including controls over (i) the development of principal assumptions used in the undiscounted cash flow model and (ii) the determination of the recoverable amount of an asset group for which management identified impairment indicators. These procedures also included, among others, (i) testing management’s process for determining the recoverable amount of the asset group tested for impairment, (ii) evaluating the appropriateness of the undiscounted cash flow model, (iii) testing the completeness and accuracy of the underlying data used in the models and (iv) evaluating the reasonableness of the principal assumptions used by management, including projections of product pricing and sales volumes, product costs and projected capital spending. Evaluating the reasonableness of the principal assumptions related to projections of product pricing and sales volumes, product costs and projected capital spending involved considering the current and past performance of the asset group tested for impairment, management’s strategic plan, comparing market-related assumptions used in the model to external market and industry data and whether these assumptions were consistent with evidence obtained in other areas of the audit.

Valuation of Fixed Assets acquired related to the US Sawmill Business

As described in notes 2 and 3 to the consolidated financial statements, in 2020 the Company completed the acquisition of certain subsidiaries, the business of which consisted mainly of three operating sawmills (the US Sawmill Business) for consideration of $173 million paid in cash. Management accounted for this transaction as a business combination using the acquisition method. Under this method, identifiable assets acquired and liabilities assumed are recorded at their respective fair values at the date of acquisition. Management recorded the acquired fixed assets at an aggregated fair value of $114 million on the date of acquisition based on both cost and market approaches. Management applied significant judgment in estimating the fair value of fixed assets acquired using the cost approach, which involved the use of principal assumptions with respect to estimated replacement and reproduction costs, estimated useful lives, and physical, functional and economic obsolescence at the time of acquisition.

The principal considerations for our determination that performing procedures relating to the valuation of fixed assets acquired related to the US Sawmill Business is a critical audit matter are (i) the high degree of auditor judgment and subjectivity in performing procedures relating to the fair value measurement of fixed assets acquired due to the significant amount of judgment required by management when developing the fair value applying the cost approach and (ii) the significant audit effort in evaluating the principal assumptions relating to this estimate, including replacement and reproduction costs, estimated useful lives and physical, functional and economic condition obsolescence at the time of acquisition. In addition, the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the acquisition accounting, including controls over management’s valuation of the acquired fixed assets and controls over the development of the principal assumptions used in the valuation of acquired fixed assets. These procedures also included, among others, (i) reading the securities purchase agreement, (ii) testing management’s process for estimating the fair value of the acquired fixed assets using the cost approach, (iii) testing the completeness and accuracy of underlying data used in the models, and (iv) with the assistance of professionals with specialized skill and knowledge, evaluating whether the principal assumptions were reasonable considering consistency with external market and industry data. Professionals with specialized skill and knowledge were also involved in evaluating the appropriateness of the valuation approach.

/s/ PricewaterhouseCoopers LLP(1)

Montréal, Canada
March 1, 2021

(1)	CPA auditor, CA, public accountancy permit No. A115888

We have served as the Company’s auditor since 2007.

MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS AND ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Financial Statements

Management of Resolute Forest Products Inc. is responsible for the preparation of the financial information included in this Form 10-K. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include amounts that are based on the best estimates and judgments of management.

Assessment of Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Resolute Forest Products Inc.’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that:

—	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Resolute Forest Products Inc.;

—	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles;

—	provide reasonable assurance that receipts and expenditures of Resolute Forest Products Inc. are being made only in accordance with the authorizations of management and directors of Resolute Forest Products Inc.; and

—	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Management assessed the effectiveness of Resolute Forest Products Inc.’s internal control over financial reporting as of December 31, 2020. Management based this assessment on the criteria for effective internal control over financial reporting described in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management has elected to exclude from its assessment of internal control over financial reporting as of December 31, 2020, the subsidiaries acquired from Conifex Timber Inc. on February 1, 2020, the business of which consists mainly in the operation of three sawmills and related assets in Cross City and in Glenwood and El Dorado, included in our consolidated financial statements with sales and assets of $137 million and $256 million, respectively, for the year ended December 31, 2020 because it was acquired by the Company in a purchase business combination during 2020. Management’s assessment included an evaluation of the design of Resolute Forest Products Inc.’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the audit committee of our board of directors.

Based on this assessment, management determined that, as of December 31, 2020, Resolute Forest Products Inc.’s internal control over financial reporting was effective.

The effectiveness of Resolute Forest Products Inc.’s internal control over financial reporting as of December 31, 2020, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report above.